Exhibit 4.21

Dated 18 December 2014
WENO SHIPPING COMPANY INC. and
PULAP SHIPPING COMPANY INC.
 as joint and several Borrowers
and
THE BANKS AND FINANCIAL INSTITUTIONS
listed in Schedule 1
as Lenders
and
BNP PARIBAS
as Agent
and as Security Trustee
and
BNP PARIBAS
 as Swap Bank
LOAN AGREEMENT
relating to a US$55,000,000 facility to refinance
part of the acquisition cost of two Capesize dry bulk carriers named "G.P. ZAFIRAKIS" and "P.S. PALIOS"

WATSON FARLEY
&
 WILLIAMS

Index

Clause		Page

1	Interpretation	1
2	Loan Facility and Designated Transactions	17
3	Position of the Lenders and the swap bank	17
4	Drawdown	18
5	Interest	19
6	Interest Periods	23
7	Default Interest	24
8	Repayment and Prepayment	25
9	Conditions Precedent	27
10	Representations and Warranties	28
11	General Undertakings	31
12	Corporate Undertakings	36
13	Insurance	37
14	Ship Covenants	42
15	Security cover	47
16	Payments and Calculations	49
17	Application of Receipts	51
18	Application of Earnings	52
19	Events of Default	53
20	Fees and Expenses	58
21	Indemnities	59
22	No Set-Off or Tax Deduction	62
23	Illegality, etc	64
24	Increased Costs	65
25	Set-Off	67
26	Transfers and Changes in Lending Offices	67
27	Variations and Waivers	71
28	Notices	72
29	Joint and Several Liability	76
30	Supplemental	77
31	Law and Jurisdiction	79
Schedule 1 Lenders and Commitments		80
Schedule 2 Drawdown Notice		81
Schedule 3 Condition Precedent Documents		82
Schedule 4 Transfer Certificate		85
Schedule 5 Designation Notice		89
Execution Page		90

THIS AGREEMENT is made on 18 December 2014
BETWEEN
(1)	WENO SHIPPING COMPANY INC. and PULAP SHIPPING COMPANY INC., each a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 as joint and several Borrowers;
(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as Lenders;
(3)	BNP PARIBAS acting through its office at 16 Boulevard des Italiens, 75009 Paris, France as Agent and Security Trustee.
(4)	BNP PARIBAS acting through its office at 3 rue Taitbout, 75009 Paris, France as Swap Bank.
BACKGROUND
(A)	The Lenders have agreed to make available to the Borrowers a senior secured term loan facility of up to $55,000,000 in two Advances in the amounts and for the purposes referred to below:
(i)	Advance A shall be in an amount equal to the lesser of (a) $29,000,000 and (b) 55 per cent. of the Initial Market Value of Ship A which shall be made available for the purpose of refinancing the acquisition cost of Ship A; and
(ii)	Advance B shall be in an amount equal to the lesser of (a) $26,000,000 and (b) 55 per cent. of the Initial Market Value of Ship B which shall be made available for the purpose of refinancing the acquisition cost of Ship B.
(B)	The Borrowers may from time to time hedge their exposure under this Agreement to interest rate fluctuations by entering into Designated Transactions with the Swap Bank.
(C)	The Lenders and the Swap Bank have agreed to share pari passu in the security to be granted to the Security Trustee pursuant to this Agreement.
IT IS AGREED as follows:
1	INTERPRETATION
1.1	Definitions
Subject to Clause 1.5, in this Agreement:
"Account Bank" means BNP Paribas (Suisse) SA, acting through its office at Place de Hollande 2, CP CH-1211, Geneva 11, Switzerland;
"Account Pledge" means a deed of pledge of each Earnings Account in the Agreed Form and, in the plural, means both of them;
"Advance A" means an amount equal to the lesser of (i) $29,000,000 and (ii) 55 per cent. of the Initial Market Value of Ship A, to be made available to the Borrowers in a single amount for the purpose of refinancing part of the acquisition cost of Ship A;
"Advance B" means an amount equal to the lesser of (i) $26,000,000 and (ii) 55 per cent. of the Initial Market Value of Ship B, to be made available to the Borrowers in a single amount for the purpose of refinancing part of the acquisition cost of Ship B;

"Advances" means, together, Advance A and Advance B or the principal amount of each borrowing by the Borrowers under this Agreement and, in the singular, means either of them;
"Affected Lender" has the meaning given in Clause 5.7;
"Agency and Trust Agreement" means the agency and trust agreement dated the same date as this Agreement and made between the same parties in such form as the Agent may approve or require;
"Agent" means BNP Paribas acting through its office at 16 Boulevard des Italiens, 75009 Paris France or any successor of it appointed under clause 5 of the Agency and Trust Agreement;
"Agreed Form" means in relation to any document, that document in the form approved in writing by the Agent (acting on the instructions of all the Lenders) or as otherwise approved in accordance with any other approval procedure specified in any relevant provisions of any Finance Document;
"Applicable Person" has the meaning given in Clause 30.5;
"Approved Broker" means any of Clarkson, Fearnleys, Gibsons, Arrow, Galbraith's, Breamar Seascope, Maersk Brokers., B.S. Platou, Simpson Spence & Young (to include, in each case, their successors or assigns and such subsidiary or other company in the same corporate group through which valuations are commonly issued by each of these brokers), or such other first-class independent broker as the Borrowers and the Agent (acting on the instructions of the Majority Lenders) may agree in writing form time to time;
"Approved Manager" means, in relation to a Ship, Diana Shipping Services S.A., a company incorporated and existing under the laws of Panama having its registered office at Edificio Universal, Piso 12, Avenida Federico Boyd, Panama, Republic of Panama and maintaining an office at 16 Pendelis Street, 175 64, Palaio Faliro, Greece or any other company which the Agent may, with the authorisation of the Majority Lenders, approve from time to time as the technical or, as the case may be, commercial manager of that Ship (such approval not to be unreasonably withheld or unduly delayed);
"Approved Flag" means, in relation to a Ship, the Marshall Islands flag, or any other flag which the Agent may, with the authorisation of all the Lenders, approve as the flag on which that Ship may be registered;
"Approved Flag State" means the Republic of the Marshall Islands, or any country in which the Agent may, with the authorisation of the Majority Lenders, approve that that Ship may be registered;
"Approved Manager's Undertaking" means, in relation to a Ship, a letter of undertaking executed or to be executed by the Approved Manager in favour of the Security Trustee in the terms required by the Security Trustee agreeing certain matters in relation to the Approved Manager serving as the manager of that Ship and subordinating the rights of the Approved Manager against that Ship and the Borrower owning that Ship to the rights of the Creditor Parties under the Finance Documents, in the Agreed Form;
"Availability Period" means the period commencing on the date of this Agreement and ending on:
(a)	31 December 2014 (or such later date as the Agent may, with the authorisation of the Majority Lenders, agree with the Borrowers); or

(b)	if earlier, the date on which the Total Commitments are fully borrowed, cancelled or terminated;
"Balloon Instalment" has the meaning given in Clause 8.1(b);
"Basel III Framework" means:
(a)	the agreements on capital requirements, leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated from time to time;
(b)	the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated from time to time; and
(c)	any further guidance or standards published from time to time by the Basel Committee on Banking Supervision relating to "Basel III";
"Borrower" means each of Borrower A and Borrower B and, in the plural, means both of them;
"Borrower A" means Weno Shipping Company Inc., a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;
"Borrower B" means Pulap Shipping Company Inc., a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;
"Business Day" means a day on which banks are open in London, Athens, Paris and Geneva and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;
"Change of Control" means the occurrence of any act, event or circumstance that results in the shareholder of either Borrower as of the date of this Agreement no longer holding, either directly or indirectly, the ownership of any of the shares in such Borrower and/or the control of the voting rights attaching to any of those shares;
"Charterparty" means, in relation to a Ship, any charterparty in respect of that Ship of a duration exceeding 12 months or capable of exceeding a duration of 12 months, made on terms and with a charterer acceptable in all respects to Agent (acting on the instructions of the Lenders);
"Charterparty Assignment" means, in respect of a Charterparty, the deed of assignment of that Charterparty in favour of the Security Trustee, in the Agreed Form;
"CISADA" means the United States Comprehensive Iran Sanctions, Accountability and Divestment Act of 2010 as it applies to non-US persons;
"Code" means the United States Internal Revenue Code of 1986;
"Commitment" means, in relation to a Lender, the amount set opposite its name in Schedule 1, or, as the case may require, the amount specified in the relevant Transfer

Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and "Total Commitments" means the aggregate of the Commitments of all the Lenders);
"Confidential Rate" means any quotation supplied to the Agent by a Reference Bank or any Funding Rate;
"Confirmation" and "Early Termination Date",in relation to any continuing Designated Transaction, have the meanings given in the Master Agreement;
"Contractual Currency" has the meaning given in Clause 21.4;
"Contribution" means, in relation to a Lender, the part of the Loan which is owing to that Lender;
"Corporate Guarantee" means the guarantee to be given by the Corporate Guarantor in favour of the Security Trustee, guaranteeing the obligations of the Borrowers under this Agreement, the Master Agreement and the other Finance Documents, in the Agreed Form;
"Corporate Guarantor" means Diana Shipping Inc., a corporation domesticated and existing under the laws of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, MH96960, Majuro, Marshall Islands;
"CRD IV" means:
(a)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and
(b)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms;
"Creditor Party" means the Agent, the Security Trustee, the Swap Bank or any Lender, whether as at the date of this Agreement or at any later time;
"Designated Transaction" means a Transaction which fulfils the following requirements:
(a)	it is entered into by the Borrowers pursuant to the Master Agreement with the Swap Bank; and
(b)	its purpose is the hedging of the Borrowers' exposure under this Agreement to fluctuations in LIBOR arising from the funding of the Loan (or any part thereof) for a period expiring no later than the final Repayment Date;
"Dollars" and "$" means the lawful currency for the time being of the United States of America;
"Drawdown Date" means, in relation to an Advance, the date requested by the Borrowers for the Advance to be made, or (as the context requires) the date on which the Advance is actually made;
"Drawdown Notice" means a notice in the form set out in Schedule 2 (or in any other form which the Agent approves or reasonably requires);
"Earnings" means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower owning that Ship or the Security

Trustee and which arise out of the use or operation of that Ship, including (but not limited to):
(a)	except to the extent that they fall within paragraph (b);
(i)	all freight, hire and passage moneys;
(ii)	compensation payable to either Borrower or the Security Trustee in the event of requisition of a Ship for hire;
(iii)	remuneration for salvage and towage services;
(iv)	demurrage and detention moneys;
(v)	damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of a Ship; and
(vi)	all moneys which are at any time payable under any Insurances in respect of loss of hire; and
(b)	if and whenever a Ship is employed on terms whereby any moneys falling within paragraphs (a)(i) to (vi) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Ship;
"Earnings Account" means, in relation to a Ship, an account in the name of the Borrower owning that Ship with the Account Bank in Switzerland designated "[Borrower's name] - Earnings Account", or any other account (with the Account Bank or with an office of the Agent) which is designated by the Agent in writing as the Earnings Account in relation to that Ship for the purposes of this Agreement;
"Environmental Claim" means:
(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or
(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident, and "claim" means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;
"Environmental Incident" means:
(a)	any release of Environmentally Sensitive Material from a Ship; or
(b)	any incident in which Environmentally Sensitive Material is released from a vessel other than a Ship and which involves a collision between a Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or a Ship and/or either Borrower and/or any operator or manager of a Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from a Ship and in connection with which a Ship is actually or potentially liable to be arrested and/or where either Borrower and/or any operator or manager of a Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;
"Environmental Law" means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;
"Environmentally Sensitive Material" means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;
"Event of Default" means any of the events or circumstances described in Clause 19.1;
"FATCA" means:
(a)	sections 1471 to 1474 of the Code or any associated regulations;
(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or
(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;
"FATCA Deduction" means a deduction or withholding from a payment under any Finance Document required by or under FATCA;
"FATCA Exempt Party" means a party to a Finance Document that is entitled to receive payments free from any FATCA Deduction;
"FATCA FFI" means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if any Creditor Party is not a FATCA Exempt Party, could be required to make a FATCA Deduction;
"Fee Letter" means a letter dated on or about the date of this Agreement between the Agent and the Borrowers setting out the amount of the structuring fee referred to in Clause 20.1;
"Finance Documents" means:
(a)	this Agreement;
(b)	the Agency and Trust Agreement;
(c)	the Master Agreement;
(d)	the Master Agreement Assignment;
(e)	the Corporate Guarantee;
(f)	the General Assignments;
(g)	the Mortgages;

(h)	the Account Pledges;
(i)	any Charterparty Assignments;
(j)	the Approved Manager's Undertaking;
(k)	the Fee Letter; and
(l)	any other document (whether creating a Security Interest or not) which is executed at any time by either Borrower, the Corporate Guarantor or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders and/or the Swap Bank under this Agreement or the Master Agreement or any of the other documents referred to in this definition;
"Financial Indebtedness" means, in relation to a person (the "debtor"), a liability of the debtor:
(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;
(b)	under any loan stock, bond, note or other security issued by the debtor;
(c)	under any acceptance credit, guarantee or letter of credit facility or dematerialised equivalent made available to the debtor;
(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;
(e)	under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or
(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing; or
(g)	in connection with any receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis); or
(h)	under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within paragraphs (a) to (g) if the references to the debtor referred to the other person;
"Fleet Vessels" means all of the vessels (including, but not limited to, the Ships) from time to time wholly owned by members of the Group (each a "Fleet Vessel");
"Funding Rate" means any rate notified to the Agent by a Lender pursuant to Clause 5.12;
"GAAP" means generally accepted international accounting principles as from time to time in effect in the United States of America;
"General Assignment" means, in relation to a Ship, a general assignment of the Earnings, the Insurances and any Requisition Compensation in the Agreed Form;

"Group" means the Corporate Guarantor and all its subsidiaries (including, but not limited to, the Borrowers) from time to time during the Security Period and a "member of the Group" shall be construed accordingly;
"IACS" means the International Association of Classification Societies;
"Initial Market Value" means, in relation to a Ship, the Market Value of that Ship calculated in accordance with the valuation received relative thereto referred to in paragraph 4 of Schedule 3, Part B;
"Insurances" means, in relation to a Ship:
(a)	all policies and contracts of insurance, including entries of the Ship in any protection and indemnity or war risks association, effected in respect of the Ship, its Earnings or otherwise in relation to it whether before, on or after the date of this Agreement; and
(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium and any rights in respect of any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Agreement;
"Interest Period" means a period determined in accordance with Clause 6;
"Interpolated Screen Rate" means, in relation to LIBOR for an Interest Period, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:
(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than that Interest Period; and
(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds that Interest Period, each as of 11.00 a.m. (London time) on the Quotation Day for the currency of the Loan;
"ISM Code" means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention (including the guidelines on its implementation), adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time;
"ISPS Code" means the International Ship and Port Facility Security Code adopted by the International Maritime Organisation as the same may be amended, supplemented or superseded from time to time;
"ISSC" means a valid and current International Ship Security Certificate issued under the ISPS Code;
"ITF" means the International Transport Workers' Federation;
"Lender" means, subject to Clause 26.6:
(a)	a bank or financial institution listed in Schedule 1 and acting through its branch or office indicated in Schedule 1 (or through another branch notified to the Borrowers under Clause 26.14) unless it has delivered a Transfer Certificate or Certificates covering the entire amounts of its Commitment and its Contribution; and
(b)	the holder for the time being of a Transfer Certificate;

"LIBOR" means, for an Interest Period:
(a)	the applicable Screen Rate;
(b)	(if no Screen Rate is available for that Interest Period) the Interpolated Screen Rate; or
(c)	if:
(i)	no Screen Rate is available for the currency of the Loan; or
(ii)	no Screen Rate is available for that Interest Period and it is not possible to calculate an Interpolated Screen Rate,
(iii)	the Reference Bank Rate,
as of, in the case of paragraphs (a) and (c) above, 11.00 a.m. (London time) on the Quotation Day for the currency of the Loan and for a period equal in length to that Interest Period and, if any such rate is below zero, LIBOR will be deemed to be zero;
"Loan" means the principal amount for the time being outstanding under this Agreement;
"Major Casualty" means, in relation to a Ship, any casualty to the Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $1,000,000 or the equivalent in any other currency;
"Majority Lenders" means:
(a)	before an Advance has been made, Lenders whose Commitments total 66.66 per cent. of the Total Commitments; and
(b)	after an Advance has been made, Lenders whose Contributions total 66.66 per cent. of the Loan;
"Mandatory Cost" means, in relation to the Loan, the cost calculated as a percentage rate per annum incurred by a Lender as a result of compliance with (a) the requirements of the Bank of England and/or the Financial Conduct Authority and/or the Prudential Regulation Authority (or, in any case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank, as may be determined by a Lender and notified to the Agent from time to time and notified in turn by the Agent to the Borrowers;
"Margin" means 2 per cent. per annum;
"Market Value" means, in relation to a Ship, the market value of that Ship determined from time to time in accordance with Clause 15.4;
"Master Agreement" means the master agreement (on the 2002 ISDA (Master Agreement) made or to be made between the Borrowers and the Swap Bank and includes all Designated Transactions from time to time entered into and Confirmations from time to time exchanged thereunder;
"Master Agreement Assignment" means the assignment of the Master Agreement in favour of the Security Trustee executed or to be executed by the Borrowers, in the Agreed Form;
"Material Adverse Effect" means, a material adverse change in, or a material adverse effect on:

(a)	the financial condition, assets, prospects or business of either Borrower and/or the Corporate Guarantor or on the consolidated financial condition, assets, prospects or business of the Group; or
(b)	the ability of a Borrower or the Corporate Guarantor to perform and comply with its obligations under any Finance Documents;
"Mortgage" means, in relation to a Ship, a first preferred or, as the case may be, priority ship mortgage on that Ship (and, if required pursuant to the laws of the applicable Approved Flag State, a deed of covenant collateral thereto) in the Agreed Form and, in the plural, means both of them;
"Negotiation Period" has the meaning given in Clause 5.10;
"Notifying Lender" has the meaning given in Clause 23.1 or Clause 24.1 as the context requires;
"Payment Currency" has the meaning given in Clause 21.5;
"Permitted Security Interests" means:
(a)	Security Interests created by the Finance Documents;
(b)	liens for unpaid master's and crew's wages in accordance with usual maritime practice;
(c)	liens for salvage;
(d)	liens arising by operation of law for not more than 2 months' prepaid hire under any charter in relation to a Ship not prohibited by this Agreement;
(e)	liens for master's disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the relevant Borrower in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 14.13(g);
(f)	any Security Interest created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses while a Borrower is actively prosecuting or defending such proceedings or arbitration in good faith; and
(g)	Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;
"Pertinent Jurisdiction", in relation to a company, means:
(a)	England and Wales;
(b)	the country under the laws of which the company is incorporated or formed;
(c)	a country in which the company has the centre of its main interests or which the company's central management and control is or has recently been exercised;
(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)	a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a branch or permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and
(f)	a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company, whether as a main or territorial or ancillary proceedings, or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c);
"Potential Event of Default" means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Majority Lenders and/or the satisfaction of any other condition, would constitute an Event of Default;
"Quotation Date" means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document, the day which is 2 Business Days before the first day of that period, unless market practice differs in the London Interbank Market for a currency, in which case the Quotation Date will be determined by the Agent in accordance with market practice in the London Interbank Market (and if quotations would normally be given by leading banks in the London Interbank Market on more than one day, the Quotation Date will be the last of those days);
"Reference Banks" means subject to Clause 26.16, the London branch of BNP Paribas and any of its successors or such other banks as may be appointed by the Agent after consultation with the Borrowers;
"Reference Bank Rate" means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks, as the rate at which the Reference Bank could borrow funds in the London interbank market, in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.
"Relevant Party" means, for the purpose of Clauses 10.15 and 10.18, either Borrower, the Corporate Guarantor, the Approved Manager, the other Security Parties and any charterer which is a party to a Charterparty or any sub-charterer of a Ship;
"Relevant Person" has the meaning given in Clause 19.9;
"Repayment Date" means a date on which a repayment is required to be made under Clause 8;
"Requisition Compensation" includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of "Total Loss";
"Restricted Party" means a person:
(a)	that is listed on, owned or controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions List; or
(b)	is located, organised or resident in a Sanctioned Country; or
(c)	otherwise a target of Sanctions (being a person with whom a US person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities or against whom Sanctions are otherwise directed);

"Sanctioned Country" means a country or territory that is, or whose government is, the subject of Sanctions broadly prohibiting dealings with such government, country or territory (including, without limitation, currently, Cuba, Iran, Burma, North Korea, Sudan and Syria).
"Sanctions" means any economic or trade sanctions, laws, regulations, embargoes, freezing provisions, prohibitions or restrictive measures:
(a)	administered, enacted, enforced or imposed by the United States Government (including CISADA), the United Nations Security Council, the European Union or its Member States (including, without limitation, the United Kingdom and/or the French Republic), Switzerland or the respective governmental institutions and agencies of any of the foregoing, including without limitation, the Office of Foreign Assets Control (OFAC), the United States Department of State, and Her Majesty's Treasury (HMT) and the State Secretariat for Economic Affairs of Switzerland (SECO) (together, the "Sanctions Authorities"); or
(b)	otherwise imposed by any law or regulation;
"Sanctions List" means the Specially Designated Nationals ("SDN") list, the Sectoral Sanctions Identification list ("SSI") and the Foreign Sanctions Evadors list ("FSE") maintained by OFAC, the Consolidated List of Financial Sanctions Targets maintained by Her Majesty's Treasury, or any similar list maintained or made public by the United Nations Security Council or any of the Sanctions Authorities;"
"Screen Rate" means the London interbank offered rate administrated by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR03. or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters). If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrowers;
"Secured Liabilities" means all liabilities which the Borrowers, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or any judgment relating to any Finance Document; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;
"Security Interest" means:
(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;
(b)	the security rights of a plaintiff under an action in rem in which the vessel concerned has been arrested or a writ has been issued or similar step taken; and
(c)	any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;
"Security Party" means the Corporate Guarantor, the Approved Manager and any other person (except a Creditor Party) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the final paragraph of the definition of "Finance Documents";
"Security Period" means the period commencing on the date of this Agreement and ending on the date on which:
(a)	all amounts which have become due for payment by either Borrower or any Security Party under the Finance Documents have been paid;
(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;
(c)	neither either of the Borrowers nor any Security Party has any future or contingent liability under Clauses 20, 21 or 22 or any other provision of this Agreement or another Finance Document;
"Security Trustee" means BNPParibas acting through its office at 16 Boulevard des Italiens, 75009 Paris, France or any successor of it appointed under clause 5 of the Agency and Trust Agreement;
"Ship" means each of Ship A and Ship B and, in the plural, means both of them;
"Ship A" means the 2014-built Capesize dry bulk carrier of approximately 180,000 deadweight tons by Beihai Shipbuilding Heavy Industry, Qingdao, registered in the ownership of Borrower A under an Approved Flag in accordance with the laws of the relevant Approved Flag State with the name "G.P.ZAFIRAKIS";
"Ship B" means the 2013-built Capesize dry bulk carrier of approximately 179,134 deadweight tons by Hyundai Heavy Industries Co. Ltd., registered in the ownership of Borrower B under an Approved Flag in accordance with the laws of the relevant Approved Flag State with the name "P.S. PALIOS";
"Swap Bank" means BNP Paribas acting through its office at 3 rue Taitbout, 75009 Paris, France;
"Swap Exposure" means, as at any relevant date the amount certified by the Swap Bank to the Agent to be the aggregate net amount in Dollars which would be payable by the Borrowers to the Swap Bank under (and calculated in accordance with) section 6(e) (Payments on Early Termination) of the Master Agreement if an Early Termination Date had occurred on the relevant date in relation to all continuing Designated Transactions entered into between the Borrowers and the Swap Bank;
"Total Loss" means, in relation to a Ship:
(a)	actual, constructive, compromised, agreed or arranged total loss of that Ship;
(b)	any expropriation, confiscation, requisition or acquisition of that Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding 1 year without any right to an extension) unless it is within 1 month redelivered to the full control of the Borrower owning that Ship; and
(c)	any arrest, capture, seizure or detention of that Ship (including any hijacking or theft) unless it is within 1 month redelivered to the full control of the Borrower owning that Ship;

"Total Loss Date" means, in relation to a Ship:
(a)	in the case of an actual loss of that Ship, the date on which it occurred or, if that is unknown, the date when that Ship was last heard of;
(b)	in the case of a constructive, compromised, agreed or arranged total loss of that Ship, the earliest of:
(i)	the date on which a notice of abandonment is given to the insurers;
(ii)	any condemnation of that Ship by any tribunal or by any person or person claiming to be a tribunal; and
(iii)	the date of any compromise, arrangement or agreement made by or on behalf of the Borrower owning that Ship with that Ship's insurers in which the insurers agree to treat that Ship as a total loss; and
(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred;
"Transaction" has the meaning given in the Master Agreement;
"Transfer Certificate" has the meaning given in Clause 26.2;
"Trust Property" has the meaning given in clause 3.1 of the Agency and Trust Agreement; and
"US Tax Obligor" means:
(a)	a person which is resident for tax purposes in the United States of America; or
(b)	a person some or all of whose payments under the Finance Documents are from sources within the United States for US federal income tax purposes.
1.2	Construction of certain terms
In this Agreement:
"administration notice"means a notice appointing an administrator, a notice of intended appointment and any other notice which is required by law (generally or in the case concerned) to be filed with the court or given to a person prior to, or in connection with, the appointment of an administrator;
"approved" means, for the purposes of Clause 13, approved in writing by the Agent;
"asset"includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;
"company" includes any partnership, joint venture and unincorporated association;
"consent"includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;
"contingent liability"means a liability which is not certain to arise and/or the amount of which remains unascertained;
"document" includes a deed; also a letter or fax;

"excess risks" means, in relation to a Ship, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of its insured value being less than the value at which the Ship is assessed for the purpose of such claims;
"expense" means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;
"law"includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;
"legal or administrative action"means any legal proceeding or arbitration and any administrative or regulatory action or investigation;
"liability"includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;
"months" shall be construed in accordance with Clause 1.3;
"obligatory insurances"means, in relation to a Ship, all insurances effected, or which the Borrower owning the Ship is obliged to effect, under Clause 13 or any other provision of this Agreement or another Finance Document;
"parent company" has the meaning given in Clause 1.4;
"person"includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;
"policy", in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;
"protection and indemnity risks" means the usual risks covered by a protection and indemnity association managed in London, including pollution risks, freight demurrage and defence risks, strike and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation therein of clause 1 of the Institute Time Clauses (Hulls)(1/10/83) or clause 8 of the Institute Time Clauses (Hulls) (1/11/1995) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;
"regulation"includes any regulation, rule, official directive, request or guideline (either having the force of law or compliance with which is reasonable in the ordinary course of business of the party concerned) of any governmental, intergovernmental or supranational] body, agency, department or regulatory, self-regulatory or other authority or organisation;
"subsidiary"has the meaning given in Clause 1.4;
"successor"includes any person who is entitled (by assignment, novation, merger or otherwise) to any other person's rights under this Agreement or any other Finance Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganisation of it or any other person;
"tax"includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

"war risks"means the risks according to Institute War and Strike Clauses (Hull Time) (1/10/83) or (1/11/95), or equivalent conditions, including, but not limited to risk of mines, blocking and trapping, missing vessel, confiscation, piracy and all risks excluded from the standard form of English or other marine policy.
1.3	Meaning of "month"
A period of one or more "months"ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started ("the numerically corresponding day"), but:
(a)	on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or
(b)	on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and "month" and "monthly"shall be construed accordingly.
1.4	Meaning of "subsidiary"
A company (S) is a subsidiary of another company (P)if:
(a)	a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or
(b)	P has direct or indirect control over a majority of the voting rights attached to the issued shares of 5; or
(c)	P has the direct or indirect power to appoint or remove a majority of the directors of S; or
(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P, and any company of which S is a subsidiary is a parent company of S.
1.5	General Interpretation
 In this Agreement:
(a)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;
(b)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;
(c)	words denoting the singular number shall include the plural and vice versa; and
(d)	Clauses 1.1 to 1.5 apply unless the contrary intention appears ; and
(e)	A Potential Event of Default (other than an Event of Default) is "continuing"if it has not been remedied or waived and an Event of Default is "continuing"if it has not been waived.

1.6	Headings
In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.
2	LOAN FACILITY AND DESIGNATED TRANSACTIONS
2.1	Amount of facility
Subject to the other provisions of this Agreement, the Lenders shall make available to the Borrowers a secured term loan facility in an amount of up to the lesser of (i) $55,000,000 and (ii) 55 per cent. of the aggregate Initial Market Value of the Ships, in two Advances.
2.2	Lenders' participations in Advances
Subject to the other provisions of this Agreement, each Lender shall participate in each Advance in the proportion which, as at the relevant Drawdown Date, its Commitment bears to the Total Commitments.
2.3	Purpose of Advances
The Borrowers undertake with each Creditor Party to use each Advance only for the purpose stated in the preamble to this Agreement.
2.4	Designated Transactions under the Master Agreement
At any time during the Security Period, the Borrowers may request the Swap Bank to conclude Designated Transactions for the purpose of hedging exposure to interest rate fluctuations in the context of their interest payment obligations under this Agreement. The entry by the Swap Bank into the Master Agreement does not commit the Swap Bank to conclude Designated Transactions, or even to offer terms for doing so, but does provide a contractual framework within which Designated Transactions may be concluded and secured, assuming that the Swap Bank is willing to conclude any Designated Transaction at the relevant time and that, if that is the case, mutually acceptable terms can be agreed at the relevant time.
3	POSITION OF THE LENDERS AND THE SWAP BANK
3.1	Interests of Creditor Parties several
The rights of the Creditor Parties under this Agreement and the Master Agreement are several.
3.2	Individual Creditor Parties' right of action
Each Creditor Party shall be entitled to sue for any amount which has become due and payable by the Borrowers to it under this Agreement and the Master Agreement without joining the Agent, the Security Trustee or any other Creditor Party as additional parties in the proceedings.
3.3	Proceedings by individual Creditor Party
However, without the prior consent of the Lenders, no Creditor Party may bring proceedings in respect of:
(a)	any other liability or obligation of a Borrower or a Security Party under or connected with a Finance Document; or

(b)	any misrepresentation or breach of warranty by either Borrower or a Security Party in or connected with a Finance Document.
3.4	Obligations of Creditor Parties several
The obligations of the Lenders and the Swap Bank under this Agreement and the Master Agreement are several; and a failure of a Lender and the Swap Bank to perform its obligations under this Agreement or (as the case may be) the Master Agreement shall not result in:
(a)	the obligations of the other Lenders or the Swap Bank being increased; nor
(b)	either Borrower, any Security Party or any other Lender or the Swap Bank being discharged (in whole or in part) from its obligations under any of the Finance Documents, and in no circumstances shall a Lender or the Swap Bank have any responsibility for a failure of another Lender to perform its obligations under this Agreement or under the Master Agreement.
3.5	Parties bound by certain actions of Lenders
Every Lender, each Borrower and each Security Party shall be bound by:
(a)	any determination made, or action taken, by the Lenders under any provision of a Finance Document;
(b)	any instruction or authorisation given by the Lenders to the Agent or the Security Trustee under or in connection with any Finance Document; and
(c)	any action taken (or in good faith purportedly taken) by the Agent or the Security Trustee in accordance with such an instruction or authorisation.
3.6	Reliance on action of Agent
However, each Borrower and each Security Party:
(a)	shall be entitled to assume that the Lenders have duly given any instruction or authorisation which, under any provision of a Finance Document, is required in relation to any action which the Agent has taken or is about to take; and
(b)	shall not be entitled to require any evidence that such an instruction or authorisation has been given.
3.7	Construction
In Clauses 3.4 and 3.5 references to action taken include (without limitation) the granting of any waiver or consent, an approval of any document and an agreement to any matter.
4	DRAWDOWN
4.1	Request for Advance
Subject to the following conditions, the Borrowers may request an Advance to be made by ensuring that the Agent receives a completed Drawdown Notice not later than 11.00 a.m. (Paris time) 5 Business Days prior to the intended Drawdown Date.

4.2	Availability
The conditions referred to in Clause 4.1 are that:
(a)	a Drawdown Date has to be a Business Day during the Availability Period;
(b)	the amount of Advance A shall not exceed an amount equal to the lesser of (i) $29,000,000 and (ii) 55 per cent. of the Initial Market Value of Ship A and shall be used in refinancing part of the acquisition cost of Ship A;
(c)	the amount of Advance B shall not exceed an amount equal to the lesser of (i) $26,000,000 and (ii) 55 per cent. of the Initial Market Value of Ship B and shall be used in refinancing part of the acquisition cost of Ship B; and
(d)	the aggregate amount of the Advances shall not exceed the Total Commitments.
4.3	Notification to Lenders of receipt of a Drawdown Notice
The Agent shall promptly notify the Lenders that it has received a Drawdown Notice and shall inform each Lender of:
(a)	the amount of the Advance and the Drawdown Date;
(b)	the amount of that Lender's participation in the Advance; and
(c)	the duration of the first Interest Period.
4.4	Drawdown Notice irrevocable
A Drawdown Notice must be signed by an authorised representative of a Borrower; and once served, a Drawdown Notice cannot be revoked without the prior consent of the Agent, acting on the authority of the Majority Lenders.
4.5	Lenders to make available Contributions
Subject to the provisions of this Agreement, each Lender shall, on and with value on each Drawdown Date, make available to the Agent the amount due from that Lender on that Drawdown Date under Clause 2.2.
4.6	Disbursement of Advance
Subject to the provisions of this Agreement, the Agent shall on each Drawdown Date pay to the Borrowers the amounts which the Agent receives from the Lenders under Clause 4.5; and that payment to the Borrowers shall be made:
(a)	to the account which the Borrowers specify in the Drawdown Notice; and
(b)	in the like funds as the Agent received the payments from the Lenders.
5	INTEREST
5.1	Payment of normal interest
Subject to the provisions of this Agreement, interest on the Loan in respect of each Interest Period shall be paid by the Borrowers on the last day of that Interest Period.

5.2	Normal rate of interest
Subject to the provisions of this Agreement, the rate of interest on each Advance in respect of an Interest Period shall be the aggregate of (i) the Margin, (ii) the Mandatory Cost (if any) and (iii) LIBOR for that Interest Period subject to Clauses 5.6 and 5.7.
5.3	Payment of accrued interest
In the case of an Interest Period longer than 6 months, accrued interest shall be paid every 6 months during that Interest Period and on the last day of that Interest Period.
5.4	Notification of Interest Periods and rates of normal interest
            The Agent shall notify the Borrowers and each Lender of:
(a)	each rate of interest; and
(b)	the duration of each Interest Period,
as soon as reasonably practicable after each is determined.
5.5	Obligation of Reference Banks to quote
Each Reference Bank which is a Lender shall use all reasonable efforts to supply the quotation required of it for the purposes of fixing a rate of interest under this Agreement unless that Reference Bank ceases to be a Lender pursuant to Clause 26.16.
5.6	Absence of quotations by Reference Banks
If any Reference Bank fails to supply a quotation, the relevant rate of interest shall be set in accordance with the following provisions of this Clause 5.
5.7	Market disruption
The following provisions of this Clause 5 apply if:
(a)	LIBOR is to be determined by reference to the Reference Banks and no Reference Bank does, before 1.00 p.m. (London time) on the Quotation Date for an Interest Period, provide quotations to the Agent in order to fix LIBOR; or
(b)	at least 1 Business Day before the start of an Interest Period, a Lender may notify the Agent that LIBOR fixed by the Agent would not accurately reflect the cost to that Lender of funding its respective Contribution (or any part of it) during the Interest Period in the London Interbank Market at or about 11.00 a.m. (London time) on the Quotation Date for the Interest Period; or
(c)	at least 1 Business Day before the start of an Interest Period, the Agent is notified by a Lender (the "Affected Lender") that for any reason it is unable to obtain Dollars in the London Interbank Market in order to fund its Contribution (or any part of it) during the Interest Period.
5.8	Notification of market disruption
The Agent shall promptly notify the Borrowers and each of the Lenders stating the circumstances falling within Clause 5.7 which have caused its notice to be given.

5.9	Suspension of drawdown
If the Agent's notice under Clause 5.8 is served before an Advance is made:
(a)	in a case falling within paragraphs (a) or (b) of Clause 5.7, the Lenders' obligations to make the Advance; and
(b)	in a case falling within Clause 5.7(c), the Affected Lender's obligation to participate in the Advance, shall be suspended while the circumstances referred to in the Agent's notice continue.
5.10	Negotiation of alternative rate of interest
If the Agent's notice under Clause 5.8 is served after an Advance is made, the Borrowers, the Agent and the Lenders or (as the case may be) the Affected Lender shall use reasonable endeavours to agree, within the 30 days after the date on which the Agent serves its notice under Clause 5.8 (the"Negotiation Period"), an alternative interest rate or (as the case may be) an alternative basis for the Lenders or (as the case may be) the Affected Lender to fund or continue to fund their or its Contribution during the Interest Period concerned.
5.11	Application of agreed alternative rate of interest
Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.
5.12	Alternative rate of interest in absence of agreement
If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Agent shall, with the agreement of each Lender or (as the case may be) the Affected Lender, set an interest period and interest rate representing the cost of funding of the Lenders concerned or (as the case may be) the Affected Lender in Dollars or in any available currency of their or its Contribution plus the Margin and the Mandatory Costs (if any); and the procedure provided for by this Clause 5.12 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Agent. The Agent shall promptly notify the Swap Bank the new interest rate agreed between the Agent (acting on behalf of the Lenders) and the Borrowers.
5.13	Notice of prepayment
If the Borrowers do not agree with an interest rate set by the Agent under Clause 5.12, the Borrowers may give the Agent not less than 15 Business Days' notice of their intention to prepay at the end of the interest period set by the Agent.
5.14	Prepayment; termination of Commitments
A notice under Clause 5.13 shall be irrevocable; the Agent shall promptly notify the Lenders or (as the case may require) the Affected Lender of the Borrowers' notice of intended prepayment; and:
(a)	on the date on which the Agent serves that notice, the Total Commitments or (as the case may require) the Commitment of the Affected Lender shall be cancelled; and
(b)	on the last Business Day of the interest period set by the Agent, the Borrowers shall prepay (without premium or penalty) the Loan or, as the case may be, the Affected Lender's Contribution, together with accrued interest thereon at the applicable rate plus the Margin and the Mandatory Costs (if any).

5.15	Confidential Rates
(a)	The Agent and the Borrowers agree to keep each Confidential Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.
(b)	The Agent may disclose:
(i)	any Funding Rate to the Borrowers pursuant to clause 5.4; and
(ii)	any Confidential Rate to any person appointed by it to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, to the extent necessary to enable such service provider to provide any of the services referred to in this paragraph (ii) if the service provider to whom the Confidential Rate is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Reference Bank or Lender, as the case may be.
(c)	The Agent may disclose any Confidential Rate, and the Borrowers may disclose any Funding Rate, to:
(i)	any of its affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners, delegates, agents, managers, administrators, nominees, attorneys, trustees or custodians if any person to whom that Confidential Rate is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that the Confidential Rate may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Confidential Rate or is otherwise bound by requirements of confidentiality in relation to that Confidential Rate;
(ii)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Confidential Rate is to be given is informed in writing of its confidential nature and that the Confidential Rate may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the Borrowers, as the case may be, it is not practicable to do so in the circumstances;
(iii)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Confidential Rate is to be given is informed in writing of its confidential nature and that the Confidential Rate may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Borrower, as the case may be, it is not practicable to do so in the circumstances; and
(iv)	any person with the consent of the relevant Reference Bank or Lender, as the case may be.
(d)	The Agent's obligations in this Clause 5.16 relating to quotations provided by Reference Banks are without prejudice to its obligations to make notifications under clause 5.4 provided that (other than pursuant to paragraph (b)(i) above) the Agent shall not include the details of any individual quotation provided by a Reference Bank as part of any such notification.

(e)	The Agent and the Borrowers acknowledge that each Confidential Rate is or may be price-sensitive information and that the use of such a Confidential Rate may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and the Borrowers undertake not to use any Confidential Rate for any unlawful purpose.
(f)	The Agent and the Borrowers agree (to the extent permitted by law and regulation) to inform the relevant Reference Bank or Lender, as the case may be:
(i)	of the circumstances of any disclosure of any Confidential Rate made pursuant to paragraph (c)(ii) above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and
(ii)	upon becoming aware that any Confidential Rate has been disclosed in breach of this Clause 5.16.
5.16	Application of prepayment
The provisions of Clause 8 shall apply in relation to the prepayment.
6	INTEREST PERIODS
6.1	Commencement of Interest Periods
The first Interest Period applicable to an Advance shall commence on the Drawdown Date and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.
6.2	Duration of normal Interest Periods
Subject to Clauses 6.3 and 6.4, each Interest Period shall be:
(a)	subject to sub-paragraph (b) below, 1, 3 or 6 months as notified by the Borrowers to the Agent not later than 11.00 a.m. (Paris time) 5 Business Days before the commencement of the Interest Period; or
(b)	in the case of the first Interest Period applicable to the second Advance, a period ending on the last day of the Interest Period applicable to the first Advance then current, whereupon both Advances shall be consolidated and treated as a single Advance;
(c)	3 months, if the Borrowers fail to notify the Agent by the time specified in paragraph (a); or
(d)	such other period as the Agent may, with the authorisation of all the Lenders, agree with the Borrowers.
6.3	Duration of Interest Periods for Repayment Instalments
In respect of an amount due to be repaid under Clause 8 on a particular Repayment Date, an Interest Period shall end on that Repayment Date.
6.4	Non-availability of matching deposits for Interest Period selected
If, after the Borrowers have selected and the Lenders have agreed an Interest Period longer than 6 months, any Lender notifies the Agent by 11.00 a.m. (London time) on the third Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the

London Interbank Market when the Interest Period commences, the Interest Period shall be of 6 months.
7	DEFAULT INTEREST
7.1	Payment of default interest on overdue amounts
The Borrowers shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by the Borrowers under any Finance Document which the Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is:
(a)	the date on which the Finance Documents provide that such amount is due for payment; or
(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or
(c)	if such amount has become immediately due and payable under Clause 19.4, the date on which it became immediately due and payable.
7.2	Default rate of interest
Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 2 per cent. above:
(a)	in the case of an overdue amount of principal, the higher of the rates set out at paragraphs (a) and (b) of Clause 7.3; or
(b)	in the case of any other overdue amount, the rate set out at Clause 7.3(b).
7.3	Calculation of default rate of interest
            The rates referred to in Clause 7.2 are:
(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period applicable to it);
(b)	the aggregate of the Margin and the Mandatory Cost (if any) plus, in respect of successive periods of any duration (including at call) up to 3 months which the Agent may select from time to time:
(i)	LIBOR; or
(ii)	if the Agent (after consultation with the Reference Bank) determines that Dollar deposits for any such period are not being made available to the Reference Bank by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Agent by reference to the cost of funds to the Reference Bank from such other sources as the Agent (after consultation with the Reference Bank) may from time to time determine.
7.4	Notification of Interest Periods and default rates
The Agent shall promptly notify the Lenders and the Borrowers of each interest rate determined by the Agent under Clause 7.3 and of each period selected by the Agent for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrowers are liable to pay such interest only with effect from the date of the Agent's notification.

7.5	Payment of accrued default interest
Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.
7.6	Compounding of default interest
Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.
7.7	Application to Master Agreement
For the avoidance of doubt this Clause 7 does not apply to any amount payable under the Master Agreement in respect of any continuing Designated Transaction as to which section 2(e) (Default Interest, Other Amounts) of the Master Agreement shall apply.
8.	REPAYMENT AND PREPAYMENT
8.1	Amount of Repayment Instalments
The Borrowers shall repay the Loan by:
(a)	14 equal consecutive six-monthly instalments of $1,618,000 each (the "Repayment Instalments"and each a "Repayment Instalment");and
(b)	a balloon instalment of $32,348,000 (the "Balloon Instalment"),
Provided that if the amount of the Loan drawn down hereunder is less than $55,000,000, each of the Repayment Instalments and the Balloon Instalment shall be reduced pro rata by an amount in aggregate equal to the undrawn balance.
8.2	Repayment Dates
The first Repayment Instalment shall be repaid on the date falling six months after the last Drawdown Date with the remaining Repayment Instalments to be repaid at 6-monthly intervals thereafter and the last Repayment Instalment together with the Balloon Instalment shall be paid on the earlier of:
(a)	the seventh anniversary after the last Drawdown Date to occur under this Agreement; and
(b)	30 November 2021.
8.3	Final Repayment Date
On the final Repayment Date, the Borrowers shall additionally pay to the Agent for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document.
8.4	Voluntary prepayment
Subject to the following conditions, the Borrowers may prepay the whole or any part of the Loan on the last day of an Interest Period.
8.5	Conditions for voluntary prepayment
The conditions referred to in Clause 8.4 are that:

(a)	a partial prepayment shall be $1,000,000 or a multiple of $1,000,000;
(b)	the Agent has received from the Borrowers at least 10 Business Days' prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made;
(c)	the Borrowers have provided evidence satisfactory to the Agent that any consent required by either of the Borrowers or any Security Party in connection with the prepayment has been obtained and remains in force, and that any official regulation relevant to this Agreement which affects either Borrower or any Security Party has been complied with;
(d)	the Borrowers have complied with Clause 8.12 on or prior to the date of prepayment; and
(e)	the Borrowers have provided evidence satisfactory to the Agent that they have sufficient funds to pay any breakage costs and/or any other amounts that may become payable under this Agreement and the Master Agreement in connection with the prepayment.
8.6	Effect of notice of prepayment
A prepayment notice may not be withdrawn or amended without the consent of the Agent, given with the authorisation of the Majority Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrowers on the date for prepayment specified in the prepayment notice.
8.7	Notification of notice of prepayment
The Agent shall notify the Lenders promptly upon receiving a prepayment notice, and shall provide any Lender which so requests with a copy of any document delivered by the Borrowers under Clause 8.5(c).
8.8	Mandatory prepayment
The Borrowers shall be obliged to prepay the Relevant Amount if a Ship is sold or becomes a Total Loss and comply with Clause 8.12:
(a)	in the case of a sale, on or before the date on which the sale is completed by delivery of the relevant Ship to the buyer; or
(b)	in the case of a Total Loss, on the earlier of the date falling 120 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss.
In this Clause 8.8, "Relevant Amount"means an amount equal to the higher of (i) such part of the Loan as is equal to the ratio of the Market Value of the Ship lost or sold, as the case may be, to the aggregate sum of the Market Values of both Ships and (ii) an amount which, after the application of the prepayment to be made pursuant to this Clause 8.8, results in the security cover ratio under Clause 15.1 being equal to 120 per cent. of the aggregate of the Loan and the Swap Exposure.
8.9	Amounts payable on prepayment
A prepayment shall be made together with accrued interest (and any other amount payable under Clause 21 or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period together with any sums payable under Clause 21.1(b) but without premium or penalty.
8.10	Application of partial prepayment
Each partial prepayment shall be applied:

(a)	if made pursuant to Clause 8.4, pro rata against the then outstanding Repayment Instalments and the Balloon Instalment or as otherwise agreed between the Borrowers and the Agent;
(b)	if made pursuant to Clause 8.8:
(i)	FIRSTLY: pro rata towards repayment of any overdue interest, any breakage costs, any accrued interest relating to the Loan, any other costs, fees, expenses, commissions due under this Agreement and any periodical payments (other than any payments arising out of a termination or closing out) under the Master Agreement; and
(ii)	SECONDLY: pro rata against the then outstanding Repayment Instalments and the Balloon Instalment and any Swap Exposure under the Master Agreement.
8.11	No reborrowing
No amount repaid or prepaid may be reborrowed.
8.12	Unwinding of Designated Transactions
On or prior to any repayment or prepayment of the Loan or any part thereof under this Clause 8 or any other provision of this Agreement, the Borrowers shall wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Designated Transactions so that the notional principal amount of the continuing Designated Transactions thereafter remaining does not exceed the amount of the Loan following such repayment or prepayment and will not in the future (taking into account the scheduled amortisation) exceed the amount of the Loan as reducing from time to time thereafter pursuant to Clause 8.1.
8.13	Prepayment of Swap benefit
If a Designated Transaction is terminated in circumstances where the Swap Bank would be obliged to pay an amount to the Borrowers under the Master Agreement, the Borrowers hereby agree that such payment shall be applied in accordance with Clause 17.1 and authorise the Swap Bank to pay such amount to the Agent for such purpose.
9	CONDITIONS PRECEDENT
9.1	Documents, fees and no default
Each Lender's obligation to contribute to an Advance is subject to the following conditions precedent:
(a)	that, on or before the date of this Agreement, the Agent receives:
(i)	the documents described in Part A of Schedule 3 in a form and substance satisfactory to the Agent and its lawyers;
(ii)	the structuring fee referred to in Clause 20.1; and
(iii)	payment in full of any expenses payable pursuant to Clause 20.2 which are due and payable on the date of this Agreement;
(b)	that, on each Drawdown Date but prior to the making of the relevant Advance, the Lender receives or is satisfied that it will receive on the relevant Drawdown Date the documents described in Part B of Schedule 3 in form and substance satisfactory to the Agent and its lawyers;

(c)	the documents described in Part B of Schedule 3 in form and substance satisfactory to it and its lawyers;
(d)	that both at the date of each Drawdown Notice and at each Drawdown Date:
(i)	no Event of Default or Potential Event of Default has occurred or would result from the borrowing of the Advance;
(ii)	the representations and warranties in Clause 10.1 and those of either Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing; and
(iii)	none of the circumstances contemplated by Clause 5.7 has occurred and is continuing; and
(iv)	there has been no Material Adverse Effect since 31 December 2013;
(e)	that, if the ratio set out in Clause 15.1 were applied immediately following the making of the Advance, the Borrowers would not be obliged to provide additional security or prepay part of the Loan under that Clause; and
(f)	that the Agent has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent may, with the authorisation of the Majority Lenders, request by notice to the Borrowers prior to the Drawdown Date.
9.2	Waiver of conditions precedent
If the Majority Lenders, at their discretion, permit an Advance to be borrowed before certain of the conditions referred to in Clause 9.1 are satisfied, the Borrowers shall ensure that those conditions are satisfied within 3 Business Days after the Drawdown Date (or such longer period as the Agent may, with the authorisation of the Majority Lenders, specify).
9.3	Condition Subsequent
As soon as possible after the activation of each Earnings Account with the Account Bank and in any case not later than the date falling 30 days following drawdown of each of the first and the second Tranche respectively, the Borrowers shall deliver to the Agent:
(a)	an original of each of the Pledges relating to each Earnings Account held in the name of each Borrower with the Account Bank; and
(b)	such other documents equivalent to those referred to at paragraphs 3, 4, 5 and 6 of Schedule 3, Part A as the Agent may require
10	REPRESENTATIONS AND WARRANTIES
10.1	General
Each Borrower represents and warrants (which representations and warranties shall survive the execution of this Agreement and shall be deemed to be repeated throughout the Security Period on the first day of each Interest Period with respect to the facts and circumstances then existing) to each Creditor Party as follows.

10.2	Status
Each Borrower is duly incorporated and validly existing and in good standing under the laws of the Republic of the Marshall Islands.
10.3	Shares capital and ownership
Each Borrower is authorised to issue 500 registered shares with a par value of $0.01 each, all of which shares have been issued fully paid, and the legal title and beneficial ownership of all those shares is held, free of any Security Interest or other claim, by the Corporate Guarantor.
10.4	Corporate power
Each Borrower has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:
(a)	to register the Ship owned by it under an Approved Flag;
(b)	to execute the Finance Documents to which that Borrower is a party; and
(c)	to borrow under this Agreement and to enter into Designated Transactions under the Master Agreement and to make all the payments contemplated by, and to comply with, the Finance Documents to which the Borrowers is a party and the Master Agreement.
10.5	Consents in force
All the consents referred to in Clause 10.4 remain in force and nothing has occurred which makes any of them liable to revocation.
10.6	Legal validity; effective Security Interests
The Finance Documents to which each Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):
(a)	constitute that Borrower's legal, valid and binding obligations enforceable against that Borrower in accordance with their respective terms; and
(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate, subject to any relevant insolvency laws affecting creditors' rights generally.
10.7	No third party Security Interests
Without limiting the generality of Clause 10.6, at the time of the execution and delivery of each Finance Document:
(a)	each Borrower which is a party to that Finance Document will have the right to create all the Security Interests which that Finance Document purports to create; and
(b)	no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

10.8	No conflicts
The execution by each Borrower of each Finance Document to which it is a party, and the borrowing by that Borrower of the Loan, and its compliance with each Finance Document to which it is a party will not involve or lead to a contravention of:
(a)	any law or regulation; or
(b)	the constitutional documents of that Borrower; or
(c)	any contractual or other obligation or restriction which is binding on that Borrower or any of its assets.
10.9	No withholding taxes
All payments which each Borrower is liable to make under the Finance Documents to which it is a party may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.
10.10	No default
No Event of Default or Potential Event of Default has occurred or would result from the entry into, the performance of, or any transaction contemplated by, any Finance Document.
10.11	Information
All information which has been provided in writing by or on behalf of the Borrowers or any Security Party to any Creditor Party in connection with any Finance Document satisfied the requirements of Clause 11.5; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 11.7; and there has been no Material Adverse Effect since 31 December 2013.
10.12	No litigation
No legal or administrative action involving either Borrower (including action relating to any alleged or actual breach of the ISM Code or the ISPS Code) has been commenced or taken or, to either Borrower's knowledge, is likely to be commenced or taken.
10.13	Compliance with certain undertakings
At the date of this Agreement, the Borrowers are in compliance with Clauses 11.2, 11.4, 11.9 and 11.13.
10.14	Taxes paid
Each Borrower has paid all taxes applicable to, or imposed on or in relation to that Borrower, its business or the Ship owned by it.
10.15	No money laundering
Without prejudice to the generality of Clause 2.3, in relation to the borrowing by the Borrowers of the Loan, the performance and discharge of their obligations and liabilities under the Finance Documents, and the transactions and other arrangements affected or contemplated by the Finance Documents to which a Borrower is a party, the Borrowers confirm (i) that they are acting for their own account; (ii) that they will use the proceeds of the Loan for their own benefit, under their full responsibility and exclusively for the purposes specified in this Agreement; and (iii) that no Relevant Party nor any of their subsidiaries, nor any of their respective directors, officers, employees, (nor, to the knowledge of such Relevant Party, any of their affiliates, agents or representatives) has engaged in any activity or conduct which would violate any applicable anti-bribery, anticorruption or anti-money laundering laws or regulations in any applicable jurisdiction and that each Relevant Party has instituted and maintains policies and procedures designated to prevent violation of such laws, regulations and rules; and (iv) that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure implemented to combat "money laundering" (as defined in Article 1 of Directive 2005/60/EC of the European Parliament and of the Council).
10.16	ISM Code, ISPS Code Compliance and Environmental Laws
All requirements of the ISM Code, ISPS Code and Environmental Laws as they relate to each Borrower, the Approved Manager and each Ship have been complied with.
10.17	No immunity
Neither the Borrowers, nor any of their assets are entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit attachment prior to judgement, execution or other enforcement).
10.18	Sanctions
(a)	No Relevant Party nor any of their subsidiaries, nor any of their respective directors, officers, employees (nor, to the knowledge of such Relevant Party, any of their affiliates, agents or representatives):
(i)	is a Restricted Party;
(ii)	is owned or controlled by or acting directly or indirectly on behalf of or for the benefit of, a Restricted Party, and none of such persons owns or controls a Restricted Party;
(iii)	owns or controls a Restricted Party; or
(iv)	has received notice of or is aware of or is subject to any claim, proceedings, formal notice or investigation with respect to Sanctions.
(b)	No proceeds of the Loan or any part thereof shall be made available, directly or indirectly, to any subsidiary, joint venture partner or other person to fund any trade, business or other activities involving or for the benefit of a Restricted Party or in any country or territory, that, at the time of such funding, is a Sanctioned Country nor shallthey be otherwise directly or indirectly, applied in a manner that would result in a violation of Sanctions by a Creditor Party or any Security Party or for any purpose prohibited by Sanctions.
(c)	No Relevant Party nor any of their subsidiaries, nor any of their respective directors, officers, employees (nor, to the knowledge of such Relevant Party, any of their affiliates, agents or representatives) has taken any action resulting in a violation by such persons of Sanctions or which constitutes or would constitute any such violation by the Borrower, a Creditor Party or any Security Party.
11	GENERAL UNDERTAKINGS
11.1	General
Each Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit in writing.

11.2	Title; negative pledge
Each Borrower will:
(a)	hold the legal title to, and own the entire beneficial interest in the Ship owned by it, her Insurances and Earnings, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Documents; and
(b)	not create or permit to arise any Security Interest (except for Permitted Security Interests) over any other asset, present or future including, but not limited to, each Borrower's rights, against the Swap Bank under the Master Agreement or all or any part of each Borrower's interest in any amount payable to the Borrower by the Swap Bank under the Master Agreement; and
(c)	procure that its liabilities under the Finance Documents to which it is party do and will rank at least pari passu with all other present and future unsecured liabilities, except for liabilities which are mandatorily preferred by law.
11.3	No disposal of assets
No Borrower will transfer, lease or otherwise dispose of:
(a)	all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not; or
(b)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation, but paragraph (a) does not apply to any charter of a Ship as to which Clause 14.13 applies.
11.4	No other liabilities or obligations to be incurred
No Borrower will incur any liability or obligation except:
(a)	liabilities and obligations under the Finance Documents to which it is a party;
(b)	liabilities or obligations reasonably incurred in the ordinary course of owning, operating and chartering the Ship owned by it; and
(c)	Financial Indebtedness to the Corporate Guarantor or any other member of the Group or any of their affiliates (the "Relevant Entity") Provided that such Financial Indebtedness shall be fully subordinated to the Loan and the Swap Exposure and each Borrower shall, promptly following the Agent's demand, execute or procure the execution of any documents which the Agent specifies to create or maintain the subordination of the rights of the Relevant Entity against that Borrower to those of the Creditor Parties under the Finance Documents on terms in all respects acceptable to the Agent (acting with the authorisation of the Lenders).
11.5	Information provided to be accurate
All financial and other information which is provided in writing by or on behalf of a Borrower under or in connection with any Finance Document will be true, correct, accurate and not misleading and will not omit any material fact or consideration.
11.6	Provision of financial statements
Each Borrower will send, or procure there are sent, to the Agent:

(a)	as soon as possible, but in no event later than 180 days after the end of each financial year of the Corporate Guarantor (commencing with the financial year ending on 31 December 2014), the audited consolidated financial statements of the Corporate Guarantor;
(b)	as soon as possible, but in no event later than 90 days after the end of each financial half-year in each financial year of the Corporate Guarantor ending on 30 June, the semi-annual unaudited consolidated financial statements of the Corporate Guarantor in the form in which they were published in the relevant press release; and
(c)	promptly after each request by the Agent, such further financial information about the Borrowers, the Ships, the Fleet Vessels, any Security Party or the Group or any member thereof (including but not limited to, information regarding charter arrangements, Financial Indebtedness and operating expenses) as the Agent may require.
11.7	Form of financial statements
All accounts (audited and unaudited) delivered under Clause 11.6 will:
(a)	be prepared in accordance with all applicable laws and GAAP consistently applied; and
(b)	give a true and fair view of the state of affairs of the Group at the date of those accounts and of their profit for the period to which those accounts relate.
11.8	Shareholder and creditor notices
Each Borrower will send the Agent, at the same time as they are despatched, copies of all communications which are despatched to that Borrower's shareholders or creditors or any class of them.
11.9	Consents
Each Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Agent of, all consents required:
(a)	for that Borrower to perform its obligations under any Finance Document to which it is a party;
(b)	for the validity or enforceability of any Finance Document to which it is a party;
(c)	for that Borrower to continue to own and operate the Ship owned by it, and that Borrower will comply with the terms of all such consents.
11.10	11.10 Maintenance of Security Interests
Each Borrower will:
(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and
(b)	without limiting the generality of paragraph (a) above, at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority, pay any stamp, registration or similar tax in respect of any Finance Document, give any notice or take any other step which, in the opinion of the Majority Lenders, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

11.11	Notification of litigation
Each Borrower will provide the Agent with details of any legal or administrative action involving that Borrower, any Security Party, the Approved Manager or the Ship owned by it, the Earnings or the Insurances as soon as such action is instituted or it becomes apparent to that Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.
11.12	Principal place of business
Neither Borrower will establish, or do anything as a result of which it would be deemed to have, a place of business in any country other than the Marshall Islands or Greece.
11.13	Confirmation of no default
Each Borrower will, within 2 Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by 2 directors of that Borrower and which:
(a)	states that no Event of Default or Potential Event of Default has occurred; or
(b)	states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.
The Agent may serve requests under this Clause 11.13 from time to time; and this Clause 11.14 does not affect the Borrowers' obligations under Clause 11.14.
11.14	Notification of default
Each Borrower will notify the Agent as soon as that Borrower becomes aware of:
(a)	the occurrence of an Event of Default or a Potential Event of Default; or
(b)	any matter which indicates that an Event of Default or a Potential Event of Default may have occurred, and will keep the Agent fully up-to-date with all developments.
11.15	Provision of further information
Each Borrower will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information relating:
(a)	to either Borrower, either Ship, the Earnings, the Insurances, any Charterparty, the Approved Manager, any Fleet Vessel, the Corporate Guarantor and any other member of the Group; or
(b)	to any other matter relevant to, or to any provision of, a Finance Document,(including, without limitation, any information requested in connection with the Creditor Parties' "Know your customer" regulations, including but not limited to information required pursuant to all applicable laws and regulations, including, without limitation, the laws of the European Union, Switzerland and the United States of America in connection with each Borrower, the Corporate Guarantor and any other Security Party and their respective beneficial owners), which may be requested by the Agent, the Security Trustee, the Swap Bank or any Lender at any time.

11.16	Provision of copies and translation of documents
Each Borrower will supply the Agent with a sufficient number of copies of the documents referred to above to provide 1 copy for each Creditor Party; and if the Agent so requires in respect of any of those documents, the Borrowers will provide a certified English translation prepared by a translator approved by the Agent.
11.17	"Know your customer" checks
If:
(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(b)	any change in the status of the Borrowers or any Security Party after the date of this Agreement; or
(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (c), any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrowers shall promptly upon the request of the Agent or the Lender concerned supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or the Lender concerned (for itself or, in the case of the event described in paragraph (c), on behalf of any prospective new Lender) in order for the Agent, the Lender concerned or, in the case of the event described in paragraph (c), any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
11.18	Designated Transactions
The Borrowers undertake to serve to the Agent a notice of designation in the form set out in Schedule 5 prior to entering into a Transaction with the Swap Bank pursuant to the Master Agreement. Failure by the Borrowers to serve such notice shall not preclude a Transaction from being designated as a Designated Transaction for the purposes of the Finance Documents.
11.19	Borrower's Minimum liquidity
Each Borrower will maintain to the credit of account(s) held by it with the Account Bank (including, for the avoidance of doubt, the Earnings Account) as from the Drawdown Date of the Advance relevant to the Ship owned by it and at all times thereafter during the Security Period an amount of not less than $250,000.
11.20	Sanctions
(a)	The Borrowers and the Corporate Guarantor shall not, and shall procure that no other Security Party will, directly or indirectly use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of the Loan or other transaction(s) contemplated by this Agreement to fund any trade, business or other activities (i) involving or for the benefit of any Restricted Party or in any country or territory, that, at the time of such funding, is a Sanctioned Country or (ii) in any other manner that would reasonably be expected to result in the Borrower, any Security Party or any Creditor Party being in breach of any Sanctions (if and to the extent applicable to either of them) or becoming a Restricted Party;

(b)	The Borrowers and the Corporate Guarantor shall not permit or authorise and shall prevent (and shall procure that the other Security Parties will not permit or authorise and will prevent) the Ship being used directly or indirectly (i) by or for the benefit of any Restricted Party or in any country or territory that is a Sanctioned Country and/or (ii) in any trade which will expose the Ship, any Creditor Party, the Approved Manager, crew or insurers to enforcement proceedings or any other consequences whatsoever arising from Sanctions; and
(c)	The Borrowers and the Corporate Guarantor shall, and shall procure that any other Security Parties shall, ensure that neither its assets nor the assets subject to the Finance Documents shall be used directly or indirectly by or for the benefit of any Restricted Party or otherwise used in any manner which may breach any applicable Sanctions.
12	CORPORATE UNDERTAKINGS
12.1	General
Each Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit in writing.
12.2	Maintenance of status
Each Borrower will maintain its separate corporate existence and remain in good standing under the laws of the Republic of the Marshall Islands.
12.3	Negative undertakings
No Borrower will:
(a)	carry on any business other than the ownership, chartering and operation of the Ship owned by it; or
(b)	pay any dividend or make any other form of distribution or effect any form of redemption, purchase or return of its shares (the "Distribution") if an Event of Default has occurred and is continuing at such time or would occur as a result of payment of such Distribution; or
(c)	provide any form of credit or financial assistance to:
(i)	a person who is directly or indirectly interested in that Borrower's share or loan capital; or
(ii)	any company in or with which such a person is directly or indirectly interested or connected, or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to that Borrower than those which it could obtain in a bargain made at arms' length; or
(d)	open or maintain any account with any bank or financial institution except accounts with the Agent and the Security Trustee for the purposes of the Finance Documents; or
(e)	issue, allot or grant any person a right to any of its shares or repurchase or reduce its issued shares; or
(f)	acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks, or enter into any transaction in a derivative (other than the Designated Transactions under the Master Agreement); or

(g)	enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation.
13	INSURANCE
13.1	General
Each Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 13 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit in writing.
13.2	Maintenance of obligatory insurances
Each Borrower shall keep the Ship owned by it insured at the expense of that Borrower against:
(a)	fire and usual marine risks (including hull and machinery and excess risks);
(b)	war risks;
(c)	protection and indemnity risks in excess of the limit of cover for oil pollution liability risks included within the protection and indemnity risks; and
(d)	any other risks against which the Lenders consider, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Lenders be reasonable for that Borrower to insure and which are specified by the Security Trustee by notice to that Borrower.
13.3	Terms of obligatory insurances
Each Borrower shall effect such insurances:
(a)	in Dollars;
(b)	in the case of fire and usual marine risks and war risks, in such amounts, on an agreed value basis, as shall from time to time be approved by the Agent but in any event in an amount not less than the greater of (i) the Market Value of the Ship and (ii) 120 per cent. of the aggregate of the Loan and the Swap Exposure;
(c)	in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry with the international group of protection and indemnity clubs) and in the international marine insurance market (currently $1,000,000,000);
(d)	in relation to protection and indemnity risks in respect of the relevant Ship's full value and full tonnage;
(e)	on such terms as shall from time to time be approved in writing by the Agent (including, without limitation, a blocking and trapping clause); and
(f)	through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations which are members of the International Group of Protection and Indemnity Associations.

13.4	Further protections for the Creditor Parties
In addition to the terms set out in Clause 13.3, each Borrower shall procure that the obligatory insurances effected by it shall:
(a)	except in relation to risks referred to in Clause 13.2(c) and protection and indemnity risks), if the Security Trustee so requires, name (or be amended to name) the Security Trustee as mortgagee for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Trustee, but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;
(b)	name the Security Trustee as sole loss payee with such directions for payment as the Security Trustee may specify;
(c)	provide that allpayments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set-off, counterclaim or deductions or condition whatsoever;
(d)	provide that the insurers shall waive, to the fullest extent permitted by English law, their entitlement (if any) (whether by statute, common law, equity, or otherwise) to be subrogated to the rights and remedies of the Security Trustee in respect of any rights or interests (secured or not) held by or available to the Security Trustee in respect of the Secured Liabilities, until the Secured Liabilities shall have been fully repaid and discharged, except that the insurers shall not be restricted by the terms of this paragraph (d) from making personal claims against persons (other than the Borrowers or any Creditor Party) in circumstances where the insurers have fully discharged their liabilities and obligations under the relevant obligatory insurances;
(e)	provide that the obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee or any other Creditor Party;
(f)	provide that the Security Trustee may make proof of loss if that Borrower fails to do so; and
(g)	provide that if any obligatory insurance is cancelled, or if any substantial change is made in the coverage which adversely affects the interest of the Security Trustee, or if any obligatory insurance is allowed to lapse for non-payment of premium, such cancellation, charge or lapse shall not be effective with respect to the Security Trustee for 30 days (or 7 days in the case of war risks) after receipt by the Security Trustee of prior written notice from the insurers of such cancellation, change or lapse.
13.5	Renewal of obligatory insurances
          Each Borrower shall:
(a)	at least 21 days before the expiry of any obligatory insurance effected by it:
(i)	notify the Security Trustee of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom that Borrower proposes to renew that obligatory insurance and of the proposed terms of renewal; and
(ii)	obtain the Lenders' approval to the matters referred to in paragraph (i);
(b)	at least 14 days before the expiry of any obligatory insurance effected by it, renew that obligatory insurance in accordance with the Lenders' approval pursuant to paragraph (a); and

(c)	procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Security Trustee in writing of the terms and conditions of the renewal.
13.6	Copies of policies; letters of undertaking
Each Borrower shall ensure that allapproved brokers provide the Security Trustee with copies of all policies relating to the obligatory insurances which they are to effect or renew and of a letter or letters or undertaking in a form required by the Lenders and including undertakings by the approved brokers that:
(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 13.4;
(b)	they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;
(c)	they willadvise the Security Trustee immediately of any material change to the terms of the obligatory insurances;
(d)	they will notify the Security Trustee, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from that Borrower or its agents and, in the event of their receiving instructions to renew, they willpromptly notify the Security Trustee of the terms of the instructions; and
(e)	they will not set off against any sum recoverable in respect of a claim relating to the Ship owned by that Borrower under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of that Ship forthwith upon being so requested by the Security Trustee.
13.7	Copies of certificates of entry
Each Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by it is entered provides the Security Trustee with:
(a)	a certified copy of the certificate of entry for that Ship;
(b)	a letter or letters of undertaking in such form as may be required by the Lenders; and
(c)	where required to be issued under the terms of insurance/indemnity provided by the relevant Borrower's protection and indemnity association, a certified copy of each United States of America voyage quarterly declaration (or other similar document or documents) made by that Borrower in relation to the Ship owned by it in accordance with the requirements of such protection and indemnity association; and
(d)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to that Ship.
13.8	Deposit of original policies
Each Borrower shall ensure that all policies relating to obligatory insurances effected by it are deposited with the approved brokers through which the insurances are effected or renewed.

13.9	Payment of premiums
Each Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances effected by it and produce all relevant receipts when so required by the Security Trustee.
13.10	Guarantees
Each Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.
13.11	Compliance with terms of insurances
No Borrower shall do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:
(a)	each Borrower shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 13.6(c)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;
(b)	no Borrower shall make any changes relating to the classification or classification society or manager or operator of the Ship owned by it approved by the underwriters of the obligatory insurances;
(c)	each Borrower shall make (and promptly supply copies to the Agent of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship owned by it is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and
(d)	no Borrower shall employ the Ship owned by it, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances (including but not limited to any applicable laws and Sanctions), without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.
13.12	Alteration to terms of insurances
No Borrower shall either make or agree to any alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance.
13.13	Settlement of claims
No Borrower shall settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.
13.14	Provision of copies of communications
Each Borrower shall provide the Security Trustee, at the time of each such communication, copies of all written communications between that Borrower and:
(a)	the approved brokers;

(b)	the approved protection and indemnity and/or war risks associations; and
(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:
(i)	that Borrower's obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and
(ii)	any credit arrangements made between that Borrower and any of the persons referred to in paragraphs (a) or (b) relating wholly or partly to the effecting or maintenance of the obligatory insurances.
13.15	Provision of information
In addition, each Borrower shall promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) requests for the purpose of:
(a)	obtaining or preparing any report from an independent marine insurance broker appointed by the Agent as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or
(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 13.16 or dealing with or considering any matters relating to any such insurances, and the Borrowers shall, forthwith upon demand, indemnify the Security Trustee in respect of all fees and other expenses incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a).
13.16	Restrictions on employment
Neither of the Borrowers shall employ the Ship owned by it, nor permit her to be employed, outside the cover provided by any obligatory insurances.
13.17	Mortgagee's interest and additional perils insurances
The Security Trustee shall be entitled from time to time to effect, maintain and renew all or any of the following insurances in such amounts, on such terms, through such insurers and generally in such manner as the Lenders may from time to time consider appropriate:
(a)	a mortgagee's interest marine insurance in an amount equal to 120 per cent. of the aggregate of the Loan and the Swap Exposure, providing for the indemnification of the Security Trustee for any losses under or in connection with any Finance Document which directly or indirectly result from loss of or damage to a Ship or a liability of that Ship or of the Borrower owing that Ship, being a loss or damage which is prima facie covered by an obligatory insurance but in respect of which there is a non-payment (or reduced payment) by the underwriters by reason of, or on the basis of an allegation concerning:
(i)	any act or omission on the part of the Borrower owning that Ship, of any operator, charterer, manager or sub-manager of that Ship or of any officer, employee or agent of that Borrower or of any such person, including any breach of warranty or condition or any non-disclosure relating to such obligatory insurance;
(ii)	any act or omission, whether deliberate, negligent or accidental, or any knowledge or privity of the Borrower owning that Ship, any other person referred to in paragraph (i) above, or of any officer, employee or agent of that Borrower or of such a person, including the casting away or damaging of that Ship and/or that Ship being unseaworthy; and/or
(iii)	any other matter capable of being insured against under a mortgagee's interest marine insurance policy whether or not similar to the foregoing;
(b)	a mortgagee's interest additional perils policy in an amount equal to 120 per cent. of the aggregate of the Loan and the Swap Exposure, providing for the indemnification of the Security Trustee against, among other things, any possible losses or other consequences of any Environmental Claim, including the risk of expropriation, arrest or any form of detention of a Ship, the imposition of any Security Interest over the Ship and/or any other matter capable of being insured against under a mortgagee's interest additional perils policy whether or not similar to the foregoing, and the Borrowers shall upon demand fully indemnify the Security Trustee in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.
13.18	Review of insurance requirements
The Lenders shall be entitled to review the requirements of this Clause 13 from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the opinion of the Lenders, significant and capable of affecting either of the Borrowers or either of the Ships and its or their insurance (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which the either of the Borrowers may be subject), and may appoint insurance consultants in relation to this review at the cost of the Borrowers, such review to be carried out before the Drawdown Date and, at the Agent's request, at any time during the Security Period if the Agent (acting on the instructions of the Lenders) considers necessary (fees of the insurance consultants to conduct such review shall be deducted from the Earnings Account in relation to the relevant Ship and each Borrower hereby irrevocably authorises the Agent to debit each Earnings Account in order to pay such fees).
13.19	Modification of insurance requirements
The Security Trustee shall notify the Borrowers of any proposed modification under Clause 13.18 to the requirements of this Clause 13 which the Lenders consider appropriate in the circumstances, and such modification shall take effect on and from the date it is notified in writing to the Borrowers as an amendment to this Clause 13 and shall bind the Borrowers accordingly.
13.20	Compliance with mortgagee's instructions
The Security Trustee shall be entitled (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to require the Ship to remain at any safe port or to proceed to and remain at any safe port designated by the Security Trustee until the Borrowers implement any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Clause 13.19.
14	SHIP COVENANTS
14.1	General
Each Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 14 at all times during the Security Period except as the Agent, with the authorisation of the Majority Lenders, may otherwise permit.

14.2	Ship's name and registration
Each Borrower shall keep the Ship owned by it registered in its name under an Approved Flag; shall not do, omit to do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry of the Ship owned by it.
14.3	Repair and classification
Each Borrower shall keep the Ship owned by it in a good and safe condition and state of repair:
(a)	consistent with first-class ship ownership and management practice;
(b)	so as to maintain the highest class with a first-class classification society which is a member of IACS acceptable to the Agent (acting with the authorisation of the Lenders) free of overdue recommendations and conditions of such classification society; and
(c)	so as to comply with all laws and regulations applicable to vessels registered at ports in the Approved Flag State or to vessels trading to any jurisdiction to which that Ship may trade from time to time, including but not limited to the ISM Code and the ISPS Code,
14.4	Classification society undertaking
Each Borrower shall instruct the classification society referred to in Clause 14.3:
(a)	to send to the Security Trustee, following receipt of a written request from the Security Trustee, certified true copies of all original class records held by the classification society in relation to that Ship;
(b)	to allow the Security Trustee (or its agents), at any time and from time to time, to inspect the original class and related records of that Borrower and that Ship either (i) in person at the offices of the classification society or (ii) electronically (through the classification society directly) and to take copies of such records
(c)	to notify the Security Trustee immediately in writing if the classification society:
(i)	receives notification from that Borrower or any person that that Ship's classification society is to be changed; or
(ii)	becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of that Ship's class under the rules or terms and conditions of that Borrower's or that Ship's membership of the classification society; and
(d)	following receipt of a written request from the Security Trustee:
(i)	to confirm that that Borrower is not in default of any of its contractual obligations or liabilities to the classification society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the classification society; or
(ii)	if that Borrower is in default of any of its contractual obligations or liabilities to the classification society, to specify to the Security Trustee in reasonable detail the facts and circumstances of such default, the consequences of such default, and any remedy period agreed or allowed by the classification society.

14.5	Modification
No Borrower shall make any modification or repairs to, or replacement of, any Ship or equipment installed on it which would or might materially alter the structure, type or performance characteristics of that Ship or materially reduce its value.
14.6	Removal of parts
No Borrower shall remove any material part of any Ship, or any item of equipment installed on, any Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Security Trustee and becomes on installation on the relevant Ship the property of the relevant Borrower and subject to the security constituted by the relevant Mortgage Provided that a Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship owned by it.
14.7	Surveys
Each Borrower shall submit the Ship owned by it regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Lenders provide the Security Trustee, with copies of all survey reports.
14.8	Inspection
Each Borrower shall permit the Security Trustee (by surveyors or other persons appointed by it for that purpose) to board the Ship owned by it up to once annually to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections and pay to the Agent the amount of all fees, costs and expenses incurred in respect of such inspections.
14.9	Prevention of and release from arrest
          Each Borrower shall promptly discharge:
(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship owned by it, the Earnings or the Insurances;
(b)	all taxes, dues and other amounts charged in respect of the Ship owned by it, the Earnings or the Insurances; and
(c)	all other outgoings whatsoever in respect of the Ship owned by it, the Earnings or the Insurances, and, forthwith upon receiving notice of the arrest of the Ship owned by it, or of its detention in exercise or purported exercise of any lien or claim, that Borrower shall procure its release by providing bail or otherwise as the circumstances may require.
14.10	Compliance with laws etc.
Each Borrower shall:
(a)	comply, or procure compliance with the ISM Code (including, without limitation, by the Approved Manager), the ISPS Code, all Environmental Laws, Sanctions and all other laws or regulations relating to the Ship owned by it, its ownership, operation and management or to the business of that Borrower;

(b)	not employ the Ship owned by it nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code; and
(c)	in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ship owned by it to enter or trade to any zone which is declared a war zone by any government or by the Ship's war risks insurers unless the prior written consent of the Lenders has been given and that Borrower has (at its expense) effected any special, additional or modified insurance cover which the Lenders may require.
14.11	Provision of information
Each Borrower shall promptly provide the Security Trustee with any information which the Lenders request regarding:
(a)	the Ship owned by it, its employment, position and engagements;
(b)	the Earnings and payments and amounts due to the master and crew of the Ship owned by it;
(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship owned by it and any payments made in respect of that Ship;
(d)	any towages and salvages; and
(e)	its compliance, the Approved Manager's compliance and the compliance of the Ship owned by it with the ISM Code and the ISPS Code, and, upon the Security Trustee's request, provide copies of any current charter relating to the Ship owned by it, of any current charter guarantee and copies of the Borrower's or the Approved Manager's Document of Compliance or any other document issued under the ISM Code.
14.12	Notification of certain events
Each Borrower shall immediately notify the Security Trustee by fax, confirmed forthwith by letter, of:
(a)	any casualty which is or is likely to be or to become a Major Casualty;
(b)	any occurrence as a result of which the Ship owned by it has become or is, by the passing of time or otherwise, likely to become a Total Loss;
(c)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not immediately complied with;
(d)	any arrest or detention of the Ship owned by it, any exercise or purported exercise of any lien on that Ship or its Earnings or any requisition of that Ship for hire;
(e)	any intended dry docking of the Ship owned by it;
(f)	any Environmental Claim made against that Borrower or in connection with the Ship owned by it, or any Environmental Incident;
(g)	any claim for breach of the ISM Code or the ISPS Code being made against that Borrower, the Approved Manager or otherwise in connection with the Ship owned by it; or

(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with, and that Borrower shall keep the Security Trustee advised in writing on a regular basis and in such detail as the Security Trustee shall require of that Borrower's, the Approved Manager's or any other person's response to any of those events or matters.
14.13	Restrictions on chartering, appointment of managers etc.
No Borrower shall, in relation to the Ship owned by it:
(a)	let that Ship on demise charter for any period;
(b)	enter into any time or consecutive voyage charter in respect of that Ship for a term which exceeds, or which by virtue of any optional extensions may exceed, 13 months;
(c)	enter into any charter in relation to that Ship under which more than 2 months' hire (or the equivalent) is payable in advance;
(d)	charter that Ship otherwise than on bona fide arm's length terms at the time when that Ship is fixed;
(e)	appoint a manager of that Ship other than the Approved Manager or agree to any alteration to the terms of the Approved Manager's appointment;
(f)	de-activate or lay up that Ship; or
(g)	put that Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $1,000,000 (or the equivalent in any other currency) unless that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any lien on that Ship or its Earnings for the cost of such work or for any other reason.
14.14	Notice of Mortgage
Each Borrower shall keep the relevant Mortgage registered against the Ship owned by it as a valid first priority or, as the case may be, preferred mortgage, carry on board that Ship a certified copy of the relevant Mortgage and place and maintain in a conspicuous place in the navigation room and the Master's cabin of that Ship a framed printed notice stating that that Ship is mortgaged by that Borrower to the Security Trustee.
14.15	Sharing of Earnings
No Borrower shall:
(a)	enter into any agreement or arrangement for the sharing of any Earnings;
(b)	enter into any agreement or arrangement for the postponement of any date on which any Earnings are due; the reduction of the amount of any Earnings or otherwise for the release or adverse alteration of any right of the Borrowers to any Earnings; or
(c)	enter into any agreement or arrangement for the release of, or adverse alteration to, any guarantee or Security Interest relating to any Earnings.
14.16	Charter Assignment
If either Borrower enters into any Charterparty, that Borrower shall, at the request of the Agent, execute in favour of the Security Trustee a Charterparty Assignment, and shall deliver to the Agent such other documents equivalent to those referred to at paragraphs 3, 4, 5, 8 and 9 of Part A of Schedule 3 hereof as the Agent may require.
14.17	ISM Code, ISPS Code compliance and Environmental Laws
Each Borrower shall comply with the ISPS Code and in particular, without limitation, shall:
(a)	procure that the Ship owned by that Borrower and the company responsible for that Ship's compliance with the ISPS Code comply with the ISPS Code; and
(b)	maintain for that Ship an ISSC; and
(c)	notify the Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.
14.18	ITF compliance.
The Borrowers shall procure that the Approved Manager shall be approved by the ITF as and when it is required by law to maintain such approval.
14.19	Sanctions Provisions
(a)	Each Borrowers shall, and shall procure that each other Security Party and each Ship shall, and, in respect of any charterer, shall use its best efforts to procure that that charterer shall, comply in all respects with all laws to which it may be subject, including, without limitation, all national and international laws, directives, regulations, decrees, rulings and such analogous rules, including, but not limited to, rules relating to Sanctions.
(b)	Each Borrower undertakes to make any charterers and operators of the Ships aware of the requirements of this Clause and of Clause 10.18 and that provisions relating to Sanctions similar to those set out under this Agreement are included in any Charterparty or any other charter and shall procure that any charterer acts in accordance with these requirements.
15	SECURITY COVER
15.1	Minimum required security cover
Clause 15.2 applies if the Agent notifies the Borrowers that:
(a)	the aggregate of the Market Values of the Ships; plus
(b)	the net realisable value of any additional security previously provided under this Clause 15, is below 120 per cent. of the aggregate of the Loan and the Swap Exposure.
15.2	Provision of additional security; prepayment
If the Agent serves a notice on the Borrowers under Clause 15.1, the Borrowers shall prepay such part (at least) of the Loan as will eliminate the shortfall on or before the date falling 1 month after the date on which the Agent's notice is served under Clause 15.1 (the "Prepayment Date") unless at least 1 Business Day before the Prepayment Date they have provided, or ensured that a third party has provided, additional security which, in the opinion of the Majority Lenders, has a net realisable value at least equal to the shortfall and which has been documented in such terms as the Agent may, with the authorisation of the Majority Lenders, approve or require.
In this Clause 15.2 "security" means a Security Interest over an asset or assets (whether securing the Borrowers' liabilities under the Finance Documents or a guarantee in respect of those liabilities), or a guarantee, letter of credit or other security in respect of the Borrowers' liabilities under the Finance Documents.
15.3	Requirement for additional documents.
The Borrowers shall not be deemed to have complied with Clause 15.2 above until the Agent has received in connection with the additional security certified copies of documents of the kinds referred to in paragraphs 3, 4 and 5 of Schedule 3 Part A and such legal opinions in terms acceptable to the Majority Lenders from such lawyers as they may select.
15.4	Valuation of Ships
The market value of a Ship at any date is that shown by a valuation prepared:
(a)	as at a date not more than 14 days previously;
(b)	by an Approved Broker appointed by the Agent;
(c)	with or without physical inspection of the Ship (as the Agent may require);
(d)	on the basis of a sale for prompt delivery for cash on normal arm's length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment; and
(e)	after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale.
15.5	Value of additional vessel security
The net realisable value of any additional security which is provided under Clause 15.2 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 15.4.
15.6	Valuations binding
Any valuation under Clause 15.2, 15.4 or 15.5 shall be binding and conclusive as regards the Borrowers, as shall be any valuation which the Majority Lenders make of any additional security which does not consist of or include a Security Interest.
15.7	Provision of information
The Borrowers shall promptly provide the Agent and any shipbroker or expert acting under Clause 15.4 or 15.5 with any information which the Agent or an Approved Broker or expert may request for the purposes of the valuation; and, if the Borrowers fail to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the Approved Broker or the Majority Lenders (or the expert appointed by them) consider prudent.
15.8	Payment of valuation expenses
Without prejudice to the generality of the Borrowers' obligations under Clauses 20.2, 20.3 and 21.3, the Borrowers shall, on demand, pay the Agent the amount of the fees and expenses of any Approved Broker or expert instructed by the Agent under this Clause and all legal and other expenses incurred by any Creditor Party in connection with any matter arising out of this Clause.

15.9	Frequency of valuations
The Borrowers acknowledge and agree that the Agent may commission valuation(s) of the Ships or either of them at such times as the Agent shall deem necessary and, in any event, at least once in each calendar year.
15.10	Application of prepayment
Clause 8 shall apply in relation to any prepayment pursuant to Clause 15.2.
16	PAYMENTS AND CALCULATIONS
16.1	Currency and method of payments
All payments to be made:
(a)	by the Lenders to the Agent; or
(b)	by the Borrowers to the Agent, the Security Trustee or any Lender,
under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:
(i)	by not later than 11.00 a.m. (New York City time) on the due date;
(ii)	to the account of the Agent as the Agent may from time to time notify to the Borrowers and the other Creditor Parties; and
(iii)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrowers and the other Creditor Parties.
16.2	Payment on non-Business Day
If any payment by either of the Borrowers under a Finance Document would otherwise fall due on a day which is not a Business Day:
(a)	the due date shall be extended to the next succeeding Business Day; or
(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day, and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.
16.3	Basis for calculation of periodic payments
All interest and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.
16.4	Distribution of payments to Creditor Parties
Subject to Clauses 16.5, 16.6 and 16.7:
(a)	any amount received by the Agent under a Finance Document for distribution or remittance to a Lender, the Swap Bank or the Security Trustee shall be made available by the Agent to that Lender, the Swap Bank or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Lender, the Swap

Bank or the Security Trustee may have notified to the Agent not less than 5 Business Days previously; and
(b)	amounts to be applied in satisfying amounts of a particular category which are due to the Lenders or the Swap Bank generally shall be distributed by the Agent to each Lender or the Swap Bank pro rata to the amount in that category which is due to it.
16.5	Permitted deductions by Agent
Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender or the Swap Bank, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender or the Swap Bank under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender or the Swap Bank to pay on demand.
16.6	Agent only obliged to pay when monies received
Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to either of the Borrowers or any Lender or the Swap Bank any sum which the Agent is expecting to receive for remittance or distribution to that Borrower or that Lender or the Swap Bank until the Agent has satisfied itself that it has received that sum.
16.7	Refund to Agent of monies not received
If and to the extent that the Agent makes available a sum to a Borrower or a Lender, without first having received that sum, that Borrower or (as the case may be) the Lender concerned or the Swap Bank shall, on demand:
(a)	refund the sum in full to the Agent; and
(b)	pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.
16.8	Agent may assume receipt
Clause 16.7 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.
16.9	Creditor Party accounts
Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrowers and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrowers and any Security Party.
16.10	Agent's memorandum account
The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Borrowers and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrowers and any Security Party.

16.11	Accounts prima facie evidence
If any accounts maintained under Clauses 16.9 and 16.10 show an amount to be owing by a Borrower or a Security Party to a Creditor Party, those accounts shall be prima facie evidence that that amount is owing to that Creditor Party.
17	APPLICATION OF RECEIPTS
17.1	Normal order of application
Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:
(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents or the Master Agreement in the following proportions:
(i)	first, in or towards satisfaction pro rata of all amounts then due and payable to the Creditor Parties under the Finance Documents and the Master Agreement (in respect of any Designated Transactions) other than those amounts referred to at (ii) and (iii) below (including, but without limitation, allamounts payable by the Borrowers under Clauses 20, 21 and 22 of this Agreement or by the Borrowers or any Security Party under any corresponding or similar provision in any other Finance Document or in the Master Agreement);
(ii)	secondly, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Creditor Parties under the Finance Documents and the Master Agreement (in respect of any Designated Transactions) (and, for this purpose, the expression "interest" shall include any net amount which the Borrowers shall have become liable to pay or deliver under section 2(e) (Obligations) of the Master Agreement (in respect of any Designated Transactions) but shall have failed to pay or deliver to the Swap Bank at the time of application or distribution under this Clause 17); and
(iii)	thirdly, in or towards satisfaction pro rata of the Loan and the Swap Exposure (in the case of the latter, calculated as at the actual Early Termination Date applying to each particular Designated Transaction, or if no such Early Termination Date shall have occurred, calculated as if an Early Termination Date occurred on the date of application or distribution hereunder);
(b)	SECONDLY: in retention of an amount equal to any amount not then due and payable under any Finance Document or the Master Agreement (in respect of any Designated Transactions) but which the Agent, by notice to the Borrowers, the Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the foregoing provisions of this Clause 17.1(a);
(c)	THIRDLY: in or towards satisfaction of any amounts representing management fees then due and payable by the Borrowers to the Approved Manager in connection with the Ship; and
(d)	FOURTHLY: any surplus shall be paid to the Borrowers or to any other person appearing to be entitled to it.
17.2	Variation of order of application
The Agent may, with the authorisation of the Majority Lenders and the Swap Bank, by notice to the Borrowers, the Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 17.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.
17.3	Notice of variation of order of application
The Agent may give notices under Clause 17.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.
17.4	Appropriation rights overridden
This Clause 17 and any notice which the Agent gives under Clause 17.2 shall override any right of appropriation possessed, and any appropriation made, by either of the Borrowers or any Security Party.
18	APPLICATION OF EARNINGS
18.1	Payment of Earnings
Each Borrower undertakes with each Creditor Party to ensure that, throughout the Security Period:
(a)	(subject only to the provisions of the General Assignment), all the Earnings of each Ship are paid to the Earnings Account relevant for that Ship; and
(b)	all payments by the Swap Bank to the Borrowers under each Designated Transaction are paid to the Earnings Account.
18.2	Earnings Accounts balances
Each Borrower undertakes with the Lenders that money from time to time credited to, or for the time being standing to the credit of, the Earnings Account held in its name shall, unless and until an Event of Default or a Potential Event of Default shall have occurred (whereupon the provisions of Clause 17.1 shall be and become applicable), be available for application in the following manner:
(a)	in or towards satisfaction of the Repayment Instalment due on the relevant Repayment Date; and
(b)	in or towards satisfaction of all amounts of interest due on the relevant interest payment date or default interest payable to the Creditor Parties at any relevant time under the Finance Documents.
Any surplus from time to time arising on that Earnings Account following application as aforesaid, shall be freely available to that Borrower until an Event of Default or a Potential Event of Default has occurred.
18.3	Location of accounts
Each Borrower shall promptly:
(a)	comply with any requirement of the Agent as to the location or re-location of the Earnings Accounts (or either of them); and
(b)	execute any documents which the Agent specifies to create or maintain in favour of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Earnings Accounts.

18.4	Debits for expenses etc.
The Agent shall be entitled (but not obliged) from time to time to debit any Earnings Account without prior notice in order to discharge any amount due and payable under Clause 20 or 21 to a Creditor Party or payment of which any Creditor Party has become entitled to demand under Clause 20 or 21.
18.5	Borrowers' obligations unaffected
The provisions of this Clause 18 (as distinct from a distribution effected under Clause 18.4) do not affect:
(a)	the liability of the Borrowers to make payments of principal and interest on the due dates; or
(b)	any other liability or obligation of the Borrowers or any Security Party under any Finance Document.
19	EVENTS OF DEFAULT
19.1	Events of Default
An Event of Default occurs if:
(a)	either of the Borrowers or any Security Party fails to pay when due or (if so payable) on demand any sum payable under a Finance Document or under any document relating to a Finance Document; or
(b)	any breach occurs of Clause 9.2, 10.18, 11.2, 11.3, 11.19, 11.20, 12.2, 12.3, 13.2, 13.3, 14.2, 14.3, 14.11 or 15.2; or
(c)	any breach by either Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b)) which, in the opinion of the Majority Lenders, is capable of remedy, and such default continues unremedied 10 days after the earlier of (i) written notice from the Agent requesting action to remedy the same and (ii) the Borrowers becoming aware of such breach; or
(d)	(subject to any applicable grace period specified in the Finance Document) any breach by either Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach falling within paragraphs (a), (b) or (c)); or
(e)	any representation, warranty or statement made or repeated by, or by an officer of, a Borrower or a Security Party in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made or repeated ; or
(f)	any of the following occurs in relation to any Financial Indebtedness of a Relevant Person (exceeding $500,000 (or the equivalent in any other currency) in the case of each Borrower and in no event exceeding $5,000,000 (or the equivalent in any other currency) in respect of all Relevant Persons in aggregate at any relevant time):
(i)	any Financial Indebtedness of a Relevant Person is not paid when due or, if so payable, on demand; or
(ii)	any Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)	a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or
(iv)	any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or
(v)	any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or
(g)	any of the following occurs in relation to a Relevant Person:
(i)	a Relevant Person becomes, in the opinion of the Majority Lenders, unable to pay its debts as they fall due; or
(ii)	any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress in respect of a sum of, or sums, exceeding in aggregate $500,000 (or the equivalent in any other currency) in the case of each Borrower and in no event exceeding $5,000,000 (or the equivalent in any other currency) in respect of all Relevant Persons in aggregate at any relevant time; or
(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or
(iv)	an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person; or
(v)	any formal declaration of bankruptcy or any formal statement to the effect that a Relevant Person is insolvent or likely to become insolvent is made by a Relevant Person or by the directors of a Relevant Person or, in any proceedings, by a lawyer acting for a Relevant Person; or
(vi)	a provisional liquidator is appointed in respect of a Relevant Person, a winding up order is made in relation to a Relevant Person or a winding up resolution is passed by a Relevant Person; or
(vii)	a resolution is passed, an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (aa) a Relevant Person, (bb) the members or directors of a Relevant Person, (cc) a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person, or (dd) a government minister or public or regulatory authority of a Pertinent Jurisdiction for or with a view to the winding up of that or another Relevant Person or the appointment of a provisional liquidator or administrator in respect of that or another Relevant Person, or that or another Relevant Person ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Borrowers or the Corporate Guarantor which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Majority Lenders and effected not later than 3 months after the commencement of the winding up; or
(viii)	an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Relevant Person (other than a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person) for the winding up of a Relevant Person or the appointment of a provisional liquidator or administrator in respect of a Relevant Person in any Pertinent Jurisdiction, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the application or petition is dismissed or withdrawn within 30 days of being made or presented, or (bb) within 30 days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb)) the Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or
(ix)	a Relevant Person or its directors take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining, in relation to that or another Relevant Person, any form of moratorium, suspension or deferral of payments, reorganisation of debt (or certain debt) or arrangement with all or a substantial proportion (by number or value) of creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or
(x)	any meeting of the members or directors, or of any committee of the board or senior management, of a Relevant Person is held or summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iv) to (ix) or a step preparatory to such action, or (with or without such a meeting) the members, directors or such a committee resolve or agree that such an action or step should be taken or should be taken if certain conditions materialise or fail to materialise; or
(xi)	in a country other than England, any event occurs, any proceedings are opened or commenced or any step is taken which, in the opinion of the Majority Lenders is similar to any of the foregoing; or
(h)	either of the Borrowers ceases or suspends carrying on its business or a part of its business which, in the opinion of the Majority Lenders, is material in the context of this Agreement; or
(i)	it becomes unlawful or impossible:
(i)	for either Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Majority Lenders consider material under a Finance Document; or
(ii)	for the Agent, the Security Trustee, the Lenders or the Swap Bank to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or
(j)	any official consent necessary to enable either Borrower to own, operate or charter the Ship owned by it or to enable either Borrower or any Security Party to comply with any provision which the Majority Lenders consider material of a Finance Document is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or
(k)	it appears to the Majority Lenders that, without their prior written consent, a Change of Control has occurred or probably has occurred after the date of this Agreement; or

(l)	any provision which the Majority Lenders consider material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or
(m)	Mr. Simeon Palios ceases to own (either directly or indirectly) at least 5 per cent. of the share capital of the Corporate Guarantor; or
(n)	without the prior written consent of the Agent (acting with the authorisation of all Lenders) the shares of the Corporate Guarantor cease to be listed on the New York Stock Exchange;
(o)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or
(p)	an Event of Default (as defined in Section 14 of the Master Agreement) occurs; or
(q)	the Master Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason except with the consent of the Agent, acting with the authorisation of the Lenders; or
(r)	any other event occurs or any other circumstances arise or develop including, without limitation:
(i)	a change in the business, condition (financial or otherwise), operation, state of affairs or prospects of any Relevant Person; or
(ii)	any accident or other event involving any Ship or another vessel owned, chartered or operated by a Relevant Person, in the light of which the Majority Lenders consider that there is a significant risk that the Borrowers, the Corporate Guarantor or any other Security Party are, or will later become, unable to discharge its liabilities under the Finance Documents as they fall due; or
(s)	the Borrower or any of the Security Parties or any of its or their subsidiaries becomes a Restricted Party or becomes owned or controlled by, or acts directly or indirectly on behalf of, a Restricted Party or any of such persons becomes the owner or controller of a Restricted Party; or
(t)	any proceeds of the Loan are made available, directly or indirectly, to fund any trade, business or other activities involving or for the benefit of a Restricted Party or in any country or territory, that, at the time of such funding, is a Sanctioned Country or otherwise is, directly or indirectly, applied in a manner that would result in a violation of Sanctions by a Creditor Party, the Borrower or any Security Party or for any purpose prohibited by Sanctions; or
(u)	any of the Security Parties or any of its or their subsidiaries takes any action resulting in a violation by such persons of Sanctions or which constitutes or would constitute any such violation by a Creditor Party, the Borrower or any Security Party.
19.2	Actions following an Event of Default
On, or at any time after, the occurrence of an Event of Default:
(a)	the Agent may, and if so instructed by the Majority Lenders, the Agent shall:

(i)	serve on the Borrowers a notice stating that all or part of the Commitments and of the other obligations of each Lender to the Borrowers under this Agreement are terminated; and/or
(ii)	serve on the Borrowers a notice stating that all or part of the Loan together with accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or
(iii)	take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii) above, the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or
(d)	the Security Trustee may, and if so instructed by the Agent, acting with the authorisation of the Majority Lenders in consultation with the Swap Bank, the Security Trustee shall take any action which, as a result of the Event of Default or any notice served under paragraph (a)(i) or (a)(ii), the Security Trustee, the Agent and/or the Lenders and/or the Swap Bank are entitled to take under any Finance Document or any applicable law.
19.3	Termination of Commitments
On the service of a notice under paragraph (a)(i) of Clause 19.2, the Commitments and all other obligations of each Lender to the Borrowers under this Agreement shall be terminated.
19.4	Acceleration of Loan
On the service of a notice under paragraph (a)(ii) of Clause 19.2, all or, as the case may be, the part of the Loan specified in the notice together with accrued interest and all other amounts accrued or owing from the Borrowers or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.
19.5	Multiple notices; action without notice
The Agent may serve notices under paragraphs (a)(i) or (a)(ii) of Clause 19.2 simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in that Clause if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.
19.6	Notification of Creditor Parties and Security Parties
The Agent shall send to each Lender, the Swap Bank, the Security Trustee and each Security Party a copy or the text of any notice which the Agent serves on the Borrowers under Clause 19.2; but the notice shall become effective when it is served on the Borrowers, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide either of the Borrowers or any Security Party with any form of claim or defence.
19.7	Creditor Party's rights unimpaired
Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders or the Swap Bank under a Finance Document or the general law; and, in particular, this Clause is without prejudice to Clause 3.1.
19.8	Exclusion of Creditor Party liability
No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to a Borrower or a Security Party:

(a)	for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or
(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been directly and mainly caused by the dishonesty or the wilful misconduct of such Creditor Party's own officers and employees or (as the case may be) such receiver's or manager's own partners or employees.
19.9	Relevant Persons
In this Clause 19, a "Relevant Person"means either Borrower, the Corporate Guarantor, the Approved Manager, any other Security Party and/or any other member of the Group.
19.10	Interpretation
In Clause 19.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 19.1(g) "petition"includes an application.
19.11	Position of Swap Bank
Neither the Agent nor the Security Trustee shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to the foregoing provisions of this Clause 19, to have any regard to the requirements of the Swap Bank except to the extent that the Swap Bank is also a Lender.
20	FEES AND EXPENSES
20.1	Structuring fee
The Borrowers shall pay to the Agent on the date of this Agreement, a non-refundable structuring fee in the amount set out in the Fee Letter for distribution among the Lenders pro rata to their Commitments.
20.2	Costs of negotiation, preparation etc.
The Borrowers shall pay to the Agent on its demand the amount of all expenses incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document (including, without limitation, out of pocket expenses, legal fees and any related VAT).
20.3	Costs of variations, amendments, enforcement etc.
The Borrowers shall pay to the Agent, on the Agent's demand, for the account of the Creditor Party concerned the amount of all expenses incurred by a Creditor Party in connection with:
(a)	any amendment or supplement to a Finance Document requested by a Security Party, or any proposal for such an amendment to be made;

(b)	any consent or waiver by the Lenders, the Majority Lenders, the Swap Bank or the Creditor Party concerned under or in connection with a Finance Document, or any request for such a consent or waiver;
(c)	the valuation of any security provided or offered under Clause 15 or any other matter relating to such security;
(d)	where the Agent, in its absolute opinion, considers that there has been a material change to the insurances in respect of either of the Ships, the review of the insurances of that Ship pursuant to Clause 13.18;
(e)	the opinions of the independent insurance consultant referred to in paragraph 6 of Part B, Schedule 3; and
(f)	any step taken by the Creditor Party concerned with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.
There shall be recoverable under paragraph (f) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.
20.4	Documentary taxes
The Borrowers shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent's demand, fully indemnify each Creditor Party against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrowers to pay such a tax.
20.5	Certification of amounts
A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.
21	INDEMNITIES
21.1	Indemnities regarding borrowing and repayment of Loan
The Borrowers shall fully indemnify the Agent and each Lender on the Agent's demand and the Security Trustee on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:
(a)	an Advance not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender or the Swap Bank claiming the indemnity;
(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period including, without limitation, where such receipt or recovery is made as a result of the voluntary or mandatory repayment or prepayment of the Loan, or any part thereof;
(c)	any failure (for whatever reason) by the Borrowers to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrowers on the amount concerned under Clause 7); and
(d)	the occurrence of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 19, and in respect of any tax (other than tax on its overall net income or a FATCA Deduction) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.
21.2	Breakage costs
Without limiting its generality, Clause 21.1 covers any claim, expense, liability or loss, including a loss of a prospective profit, incurred by a Lender:
(a)	in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount); and
(b)	in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender concerned) to hedge any exposure arising under this Agreement or that part which the Lender concerned determines is fairly attributable to this Agreement of the amount of the liabilities, expenses or losses (including losses of prospective profits) incurred by it in terminating, or otherwise in connection with, a number of transactions of which this Agreement is one.
21.3	Miscellaneous indemnities
The Borrower shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, demands, proceedings, liabilities, taxes, losses and expenses of every kind("liability items")which may be made or brought against, or incurred by, a Creditor Party, in any country, in relation to:
(a)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document; and
(b)	any other event, matter or question which occurs or arises at any time during the Security Period and which has any connection with, or any bearing on, any Finance Document, any payment or other transaction relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created (or intended to be created) by a Finance Document, other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the dishonesty or wilful misconduct of the officers or employees of the Creditor Party concerned.
21.4	Extension of indemnities; environmental indemnity
Without prejudice to its generality, Clause 21.3 covers:
(a)	any matter which would be covered by Clause 21.3 if any of the references in that Clause to a Lender were a reference to the Agent or (as the case may be) to the Security Trustee; and
(b)	any liability items which arise, or are asserted, under or in connection with any law relating to safety at sea, pollution or the protection of the environment, the ISM Code, the ISPS Code or any Environmental Law.

21.5	Currency indemnity
If any sum due from either of the Borrowers or any Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the "Contractual Currency") into another currency (the "Payment Currency") for the purpose of:
(a)	making or lodging any claim or proof against of the Borrowers or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or
(b)	obtaining an order or judgment from any court or other tribunal; or
(c)	enforcing any such order or judgment,
the Borrowers shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.
In this Clause 21.5 the "available rate of exchange" means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.
This Clause 21.5 creates a separate liability of the Borrowers which is distinct from their other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.
21.6	Certification of amounts
A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and which indicates (without necessarily specifying a detailed breakdown of the amounts due) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.
21.7	Application of Master Agreement
For the avoidance of doubt, Clause 21.5 does not apply in respect of sums due from the Borrowers to the Swap bank under or in connection with the Master Agreement as to which sums the provisions of Section 8 (Contractual Currency) of the Master Agreement shall apply.
21.8	Sums deemed due to a Lender
For the purposes of this Clause 21, a sum payable by the Borrowers to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.
21.9	Sanctions
(a)	Each Security Party shall, within three (3) Business Days of demand by a Creditor Party, indemnify each Creditor Party against any cost, loss or liability incurred by it as a result of any civil penalty or fine against, and all reasonable costs and expenses (including reasonable counsel fees and disbursements) incurred in connection with the defence thereof by, the Agent or any Lender as a direct result of conduct of any Security Party or any of their partners, directors, officers, employees, agents or advisors, that violates any Sanctions.

(b)	The indemnity in Clause 21.9 above shall cover any losses incurred by each Creditor Party in any jurisdiction arising or asserted under or in connection with any law relating to any Sanctions.
22	NO SET-OFF OR TAX DEDUCTION
22.1	No deductions
All amounts due from the Borrowers under a Finance Document shall be paid:
(a)	without any form of set-off, cross-claim or condition; and
(b)	free and clear of any tax deduction except a tax deduction which a Borrower is required by law to make.
22.2	Grossing-up for taxes
If a Borrower is required by law to make a tax deduction from any payment:
(a)	that Borrower shall notify the Agent as soon as it becomes aware of the requirement;
(b)	that Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises;
(c)	the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.
22.3	Evidence of payment of taxes
Within 1 month after making any tax deduction, the Borrower concerned shall deliver to the Agent documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.
22.4	Exclusion of tax on overall net income
In this Clause 22 "tax deduction"means any deduction or withholding for or on account of any present or future tax except tax on a Creditor Party's overall net income or a FATCA Deduction.
22.5	Application of Master Agreement
For the avoidance of doubt, Clause 22 does not apply in respect of sums due from the Borrowers to the Swap Bank under or in connection with the Master Agreement as to which sums the provisions of Sections 2(d) (Deduction or Withholding for Tax), 2(c) (Netting of Payments) and 6(e) (Payments on Early Termination) of the Master Agreement shall apply.
22.6	FATCA information
(a)	Subject to paragraph (c) below, each party to the Finance Documents shall, within 10 Business Days of a reasonable request by another party to the Finance Documents:
(i)	confirm to that other party whether it is:
(A)	a FATCA Exempt Party; or
(B)	not a FATCA Exempt Party; and

(ii)	supply to that other party such forms, documentation and other information relating to its status under FATCA as that other party reasonably requests for the purposes of that other party's compliance with FATCA; and
(iii)	supply to that other party such forms, documentation and other information relating to its status as that other party reasonably requests for the purposes of that other party's compliance with any other law, regulation or exchange of information regime;
(b)	if a party to any Finance Document confirms to another party pursuant to sub-paragraph (i) of paragraph (a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that party shall notify that other party reasonably promptly;
(c)	paragraph (a) above shall not oblige any Creditor Party, and paragraph (a)(iii) above shall not oblige any other Party to a Finance Document, to do anything which would or might in its reasonable opinion constitute a breach of:
(i)	any law or regulation;
(ii)	any fiduciary duty; or
(iii)	any duty of confidentiality;
(d)	if a party to any Finance Document fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party until such time as the party in question provides the requested confirmation, forms, documentation or other information.
(e)	If a Borrower or a Security Party becomes a US Tax Obligor or a FATCA FFI, it shall as soon as reasonably practicable (i) inform the Agent of the same and (ii) provide the Agent with a W-8 BEN-E form (or any successor form) or any other forms or documentation the Agent may reasonably require;
(f)	Where the Agent reasonably believes that its obligations under FATCA require it, the relevant Borrower or the relevant Security Party shall provide the Agent, upon request, with a W-8 BEN-E form (or any successor form) or any other forms or documentation the Agent may reasonably require, as soon as reasonably practicable. The Agent shall not be liable for any action which it takes or refrains from taking under or in connection with this paragraph (f);
(g)	If a Borrower or a Security Party becomes a US Tax Obligor or a FATCA FFI, or where the Agent reasonably believes that its obligations under FATCA require it, each Creditor Party shall, within 10 Business Days of the date of a request from the Agent supply to the Agent:
(i)	a withholding certificate on Form W-8 or Form W-9 (or any successor form) (as applicable); and/or
(ii)	any withholding statement and other documentation, authorisations and waivers as the Agent may require to certify or establish the status of such Creditor Party under FATCA, the Agent shall provide any withholding certificate, withholding statement, documentation, authorisations and waivers it receives from a Creditor Party pursuant to this paragraph (g) to the relevant Borrower or the relevant Security Party and shall be entitled to rely on any such withholding certificate, withholding statement, documentation, authorisations and waivers provided without further verification. The Agent shall not be liable for any action which it takes or refrains from taking under or in connection with this paragraph (g); and
(h)	Each Borrower, each Security Party and each Creditor Party agrees that if any withholding certificate, withholding statement, documentation, authorisations and waivers provided to the Agent pursuant to paragraphs (e) to (g) above is or becomes materially inaccurate or incomplete, it shall promptly update such withholding certificate, withholding statement, documentation, authorisations and waivers or promptly notify the Agent in writing of its legal inability to do so. The Agent shall provide any such updated withholding certificate, withholding statement, documentation, authorisations and waivers to the relevant Borrower or the relevant Security Party or Creditor Party. The Agent shall not be liable for any action which it takes or refrains from taking under or in connection with this paragraph (h).
22.7	FATCA Deduction
(a)	Each party to a Finance Document may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and shall not be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.
(b)	Each party to a Finance Document shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the party to a Finance Document to whom it is making the payment and, in addition, shall notify the Borrowers and the Agent and the Agent shall notify the other Creditor Parties.
23	ILLEGALITY, ETC
23.1	Illegality
This Clause 23 applies if a Lender (the "Notifying Lender")notifies the Agent that it has become, or will with effect from a specified date, become:
(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or
(b)	contrary to, or inconsistent with, any regulation,
for the Notifying Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.
23.2	Notification of illegality
The Agent shall promptly notify the Borrowers, the Security Parties, the Security Trustee and the other Lenders of the notice under Clause 23.1 which the Agent receives from the Notifying Lender.
23.3	Prepayment; termination of Commitment
On the Agent notifying the Borrowers under Clause 23.2, the Notifying Lender's Commitment shall terminate; and thereupon or, if later, on the date specified in the Notifying Lender's notice under Clause 23.1 as the date on which the notified event would become effective the Borrowers shall prepay the Notifying Lender's Contribution in accordance with Clause 8.

23.4	Mitigation
If circumstances arise which would result in a notification under Clause 23.1 then, without in any way limiting the rights of the Notifying Lender under Clause 23.3, the Notifying Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:
(a)	have an adverse effect on its business, operations or financial condition; or
(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or
(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.
24	INCREASED COSTS
24.1	Increased costs
This Clause 24 applies if a Lender (the "Notifying Lender") notifies the Agent that the Notifying Lender considers that as a result of:
(a)	the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender's overall net income); or
(b)	complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement, the Notifying Lender (or a parent company of it) has incurred or will incur an "increased cost"; or
(c)	the effect of complying with the regulations set out in the "International Convergence of Capital Standards, a Revised Framework" published by the Basle Committee on Banking Supervision in June 2004 as implemented in the EU by the Capital Requirements Directive (2006/48/EC and 2006/49/EC) is that the Notifying Lender (or a parent company of it) has incurred or willincur an "increased cost" when compared to the cost of complying with such regulations as determined by the Notifying Lender (or a parent company of it) on the date of this Agreement and including any amendment taking account of incorporating any measure from the Basel III Framework or CRD IV, and CRD IV or any other law of regulation which implements Basel III and CRD IV.
24.2	Meaning of "increased cost"
In this Clause 24, "increased cost"means:
(a)	an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or a Transfer Certificate, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums;

(b)	a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;
(c)	an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender's Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or
(d)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement, but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (aa) (or a parent company of it) or (bb) an item covered by the indemnity for tax in Clause 21.1 or by Clause 22 or (cc) a FATCA Deduction.
For the purposes of this Clause 24.2 the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class thereof) on such basis as it considers appropriate.
24.3	Notification to Borrowers of claim for increased costs
The Agent shall promptly notify the Borrowers and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 24.1.
24.4	Payment of increased costs
The Borrowers shall pay to the Agent, on the Agent's demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrowers that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.
24.5	Notice of prepayment
If the Borrowers are not willing to continue to compensate the Notifying Lender for the increased cost under Clause 24.4, the Borrowers may give the Agent not less than 14 days' notice of their intention to prepay the Notifying Lender's Contribution at the end of an Interest Period and/or to cancel the Notifying Lender's Available Commitment.
24.6	Prepayment; termination of Commitment
A notice under Clause 24.5 shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrowers' notice of intended prepayment; and:
(a)	on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and
(b)	on the date specified in its notice of intended prepayment, the Borrowers shall prepay (without premium or penalty) the Notifying Lender's Contribution, together with accrued interest thereon at the applicable rate plus the Margin.
24.7	Application of prepayment
Clause 8 shall apply in relation to the prepayment.

25	SET-OFF
25.1	Application of credit balances
Each Creditor Party may without prior notice:
(a)	apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of a Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from that Borrower to that Creditor Party under any of the Finance Documents; and
(b)	for that purpose:
(i)	break, or alter the maturity of, all or any part of a deposit of that Borrower;
(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars; and
(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.
25.2	Existing rights unaffected
No Creditor Party shall be obliged to exercise any of its rights under Clause 21.5; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).
25.3	Sums deemed due to a Lender
For the purposes of this Clause 25, a sum payable by the Borrowers to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender's proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.
25.4	No Security Interest
This Clause 25 gives the Creditor Parties a contractual right of set-off only, and does not create any equitable charge or other Security Interest over any credit balance of either Borrower.
26	TRANSFERS AND CHANGES IN LENDING OFFICES
26.1	Transfer by Borrowers
The Borrowers may not, without the consent of the Agent, given on the instructions of all the Lenders:
(a)	transfer any of its rights or obligations under any Finance Document; or
(b)	enter into any merger, de-merger or other reorganisation, or carry out any other act, as a result of which any of its rights or liabilities would vest in, or pass to, another person.
26.2	Transfer by a Lender
Subject to Clause 26.4, a Lender (the "Transferor Lender") may at any time, cause:
(a)	its rights in respect of all or part of its Contribution; or

(b)	its obligations in respect of all or part of its Commitment; or
(c)	a combination of (a) and (b),
to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, another bank or financial institution or a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (a "Transferee Lender") by delivering to the Agent a completed certificate in the form set out in Schedule 4 with any modifications approved or required by the Agent (a "Transfer Certificate") executed by the Transferor Lender and the Transferee Lender.
However any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee will have to be dealt with separately in accordance with the Agency and Trust Agreement.
A transfer pursuant to this Clause 26.2 shall be affected:
(i)	without the consent of the Borrowers:
(A)	following the occurrence of an Event of Default which is continuing; and/or
(B)	if such transfer is to another Lender or an affiliate of a Lender;
(ii)	in all other circumstances with the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) and the Borrowers will be deemed to have given its consent 5 Business Days following the request of the Transferor Lender unless the consent is expressly refused by the Borrowers within that time.
26.3	Transfer Certificate, delivery and notification
As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):
(a)	sign the Transfer Certificate on behalf of itself, the Borrowers, the Security Parties, the Security Trustee and each of the other Lenders and the Swap Bank;
(b)	on behalf of the Transferee Lender, send to each Borrower and each Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it; and
(c)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b) above, but the Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Transferor Lender and the Transferee Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to that Transferee Lender.
26.4	Effective Date of Transfer Certificate
A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date, Provided that it is signed by the Agent under Clause 26.3 on or before that date.
26.5	No transfer without Transfer Certificate
Except as provided in Clause 26.17, no assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, either

Borrower, any Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.
26.6	Lender re-organisation; waiver of Transfer Certificate
However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in another person (the "successor"), the Agent may, if it sees fit, by notice to the successor and the Borrowers and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Agent's notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.
26.7	Effect of Transfer Certificate
A Transfer Certificate takes effect in accordance with English law as follows:
(a)	to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender's title and of any rights or equities which either of the Borrowers or any Security Party had against the Transferor Lender;
(b)	the Transferor Lender's Commitment is discharged to the extent specified in the Transfer Certificate;
(c)	the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;
(d)	the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;
(e)	any part of the Loan which the Transferee Lender advances after the Transfer Certificate's effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor's title and any rights or equities of either Borrower or any Security Party against the Transferor Lender had not existed;
(f)	the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.7 and Clause 20, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and
(g)	in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.
The rights and equities of either of the Borrowers or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.

26.8	Maintenance of register of Lenders
During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 26.4) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrowers during normal banking hours, subject to receiving at least 3 Business Days' prior notice.
26.9	Reliance on register of Lenders
The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.
26.10	Authorisation of Agent to sign Transfer Certificates
Each Borrower, the Security Trustee, each Lender and the Swap Bank irrevocably authorise the Agent to sign Transfer Certificates on its behalf.
26.11	Registration fee
In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $1,500 (and all costs, fees and expenses incidental to the transfer (including, but not limited to legal fees and expenses)) from the Transferor Lender or (at the Agent's option) the Transferee Lender.
26.12	Sub-participation; subrogation assignment
A Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, either Borrower, any Security Party, the Agent or the Security Trustee; and the Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.
26.13	Disclosure of information
A Lender may disclose to a potential Transferee Lender or sub-participant any information which the Lender has received in relation to either Borrower, any Security Party or their affairs under or in connection with any Finance Document, unless the information is clearly of a confidential nature.
The Borrowers agree that the terms and conditions of this Agreement shall remain confidential and shall not, or shall procure that the Corporate Guarantor shall not, disclose (whether, without limitation, in writing or orally) to third parties (other than any disclosure to the Corporate Guarantor's shareholders, officers, employees or professional advisers Provided that the person to whom disclosure is made agrees to be bound by the terms of the confidentiality undertaking in this Clause 26.13 and any disclosure imposed by law or any court order) the existence of this Agreement or the terms and conditions contained herein without the prior written consent of the Lenders.
26.14	Change of lending office
A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of:

(a)	the date on which the Agent receives the notice; and
(b)	the date, if any, specified in the notice as the date on which the change will come into effect.
26.15	Notification
On receiving such a notice, the Agent shall notify the Borrowers and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.
26.16	Replacement of Reference Bank
If any Reference Bank ceases to be a Lender or is unable on a continuing basis to supply quotations for the purposes of Clause 5 then, unless the Borrowers, the Agent and the Majority Lenders otherwise agree, the Agent, acting on the instructions of the Majority Lenders, and after consulting the Borrowers, shall appoint another bank (whether or not a Lender) to be a replacement Reference Bank; and, when that appointment comes into effect, the first-mentioned Reference Bank's appointment shall cease to be effective.
26.17	Security over Lenders' rights
In addition to the other rights provided to Lenders under this Clause 26, each Lender may without consulting with or obtaining consent from either Borrower or any Security Party, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:
(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and
(b)	in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities;
except that no such charge, assignment or Security Interest shall:
(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or
(ii)	require any payments to be made by either of the Borrowers or any Security Party or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.
26.18	If a Lender transfers any of its rights or obligations under the Finance Documents or changes its lending office and, as a result of circumstances existing at the date the transfer occurs, the Borrowers would be obliged to make a payment to the Transferee Lender or Lender acting through its new lending office under Clauses 22 or 24, then the Transferee Lender or Lender acting through its new lending office is only entitled to receive payments under those Clauses to the same extent as the Transferor Lender or Lender acting through its previous lending office would have been if the transfer had not occurred.
27	VARIATIONS AND WAIVERS
27.1	Variations, waivers etc. by Majority Lenders
Subject to Clause 27.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party's rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrowers, by the Agent on behalf of the Majority Lenders, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party and if the document affects any of the rights and obligations of the Swap Bank, by the Swap Bank.
27.2	Variations, waivers etc. requiring agreement of all Lenders
However, as regards the following, Clause 27.1 applies as if the words "by the Agent on behalf of the Majority Lenders" were replaced by the words "by or on behalf of every Lender":
(a)	a reduction in the Margin;
(b)	a postponement to the date for, or a reduction in the amount of, any payment of principal, interest, fees or other sum payable under this Agreement;
(c)	an increase in any Lender's Commitment;
(d)	a change to the definition of "Majority Lenders";
(e)	a change to Clause 3 or this Clause 27;
(f)	any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document; and
(g)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender's consent is required.
27.3	Exclusion of other or implied variations
Except for a document which satisfies the requirements of Clauses 27.1 and 27.2, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:
(a)	a provision of this Agreement or another Finance Document; or
(b)	an Event of Default; or
(c)	a breach by a Borrower or a Security Party of an obligation under a Finance Document or the general law; or
(d)	any right or remedy conferred by any Finance Document or by the general law, and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.
28.	NOTICES
28.1	General
Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.
28.2	Addresses for communications
A notice shall be sent:

(a)	to the Borrowers:	c/o Approved Manager 16 Pendelis Street 175 64 Paleo Faliro Athens Greece

Attn: Chief Financial Officer

Fax No: +30 210 9470101

(b)	to a Lender:	At the address below its name in Schedule 1 or (as the case may require) in the relevant Transfer Certificate.

(c)	to the Agent, Security Trustee:	BNP Paribas 16, rue de Hanovre 75078 Paris Cedex 02 France Fax: +33 (0) 1 42984355 E-mail: tgmo.shipping@bnpparibas.com

(d)	to the Swap Bank:	BNP Paribas 3 rue Taitbout 75009 Paris France Fax: +33 1401 40114 / 5577 7511 Attn: Legal and Transaction Management Group - ISDA

	With a copy to:	BNP Paribas, London Branch 10 Harewood Avenue NW1 6AA London England Fax: +44 207 595 5059 Attn: Legal and Transaction Management Group - ISDA

or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrowers, the Lenders, the Swap Bank and the Security Parties.
28.3	Effective date of notices
Subject to Clauses 28.4 and 28.5:
(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered; and

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.
28.4	Service outside business hours
However, if under Clause 28.3 a notice would be deemed to be served:
(a)	on a day which is not a business day in the place of receipt; or
(b)	on such a business day, but after 5 p.m. local time,
the notice shall (subject to Clause 28.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.
28.5	Illegible notices
Clauses 28.3 and 28.4 do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.
28.6	Valid notices
A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:
(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or
(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.
28.7	Electronic communication
Any communication to be made between the Agent and a Lender and/or a Swap Bank under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender and/or relevant Swap Bank:
(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;
(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and
(c)	notify each other of any change to their respective addresses or any other such information supplied to them.
28.8	Effectiveness of electronic communication
Any electronic communication made between the Agent and a Lender and/or a Swap Bank will be effective only when actually received in readable form and, in the case of any electronic communication made by a Lender or a Swap Bank to the Agent, only if it is addressed in such a manner as the Agent shall specify for this purpose.

28.9	Use of websites
(a)	The Agent may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the "Website Lenders") who accept this method of communication by posting this information onto the electronic website www.debtdomain.com (or such other electronic website that the Agent may designate in consultation with the Borrower) (the "Designated Website") if:
(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;
(ii)	the Agent and the Website Lenders are aware of the address of and any relevant password specifications for the Designated Website; and
(iii)	the information is in a format previously agreed between the Agent and the Website Lenders.
(b)	If any Lender (a "Paper Form Lender") does not agree to the delivery of information electronically then the Agent shall supply the information to the Paper Form Lender in paper form.
(c)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website.
(d)	The Agent shall promptly upon becoming aware of its occurrence notify the Website Lenders if:
(i)	the Designated Website cannot be accessed due to technical failure;
(ii)	the password specifications for the Designated Website change;
(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;
(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or
(v)	the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.
(e)	If the Agent notifies the Website Lenders that any of the events occurred under paragraphs (d)(i) or (d)(v) above has occurred, all information to be provided by the Agent under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.
28.10	English language
Any notice under or in connection with a Finance Document shall be in English.
28.11	Meaning of "notice"
In this Clause 28, "notice" includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

28.12	Application of Master Agreement
Any notice under or in connection with the Master Agreement shall comply with the provisions of Section 12 of the Master Agreement.
29	JOINT AND SEVERAL LIABILITY
29.1	General
All liabilities and obligations of the Borrowers under this Agreement shall, whether expressed to be so or not, be several and, if and to the extent consistent with Clause 29.2, joint.
29.2	No impairment of Borrower's obligations
The liabilities and obligations of a Borrower shall not be impaired by:
(a)	this Agreement being or later becoming void, unenforceable or illegal as regards any other Borrower;
(b)	any Lender or the Security Trustee entering into any rescheduling, refinancing or other arrangement of any kind with any other Borrower;
(c)	any Lender or the Security Trustee releasing any other Borrower or any Security Interest created by a Finance Document; or
(d)	any combination of the foregoing.
29.3	Principal debtors
Each Borrower declares that it is and will, throughout the Security Period, remain a principal debtor for all amounts owing under this Agreement and the Finance Documents and no Borrower shall in any circumstances be construed to be a surety for the obligations of any other Borrower under this Agreement.
29.4	Subordination
Subject to Clause 29.5, during the Security Period, no Borrower shall:
(a)	claim any amount which may be due to it from any other Borrower whether in respect of a payment made, or matter arising out of, this Agreement or any Finance Document, or any matter unconnected with this Agreement or any Finance Document; or
(b)	take or enforce any form of security from any other Borrower for such an amount, or in any other way seek to have recourse in respect of such an amount against any asset of any other Borrower; or
(c)	set off such an amount against any sum due from it to any other Borrower; or
(d)	prove or claim for such an amount in any liquidation, administration, arrangement or similar procedure involving any other Borrower or other Security Party; or
(e)	exercise or assert any combination of the foregoing.

29.5	Borrower's required action
If during the Security Period, the Agent, by notice to a Borrower, requires it to take any action referred to in paragraphs (a) to (d) of Clause 29.4, in relation to any other Borrower, that Borrower shall take that action as soon as practicable after receiving the Agent's notice.
30	SUPPLEMENTAL
30.1	Rights cumulative, non-exclusive
The rights and remedies which the Finance Documents give to each Creditor Party are:
(a)	cumulative;
(b)	may be exercised as often as appears expedient; and
(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.
30.2	Severability of provisions
If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.
30.3	Counterparts
A Finance Document may be executed in any number of counterparts.
30.4	Third party rights
A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.
30.5	Waiver of Banking Secrecy
Each Borrowers hereby irrevocably authorises and gives consent to the Agent and, each of its affiliates, and their respective subsidiaries, branches and representative offices and their respective directors, officers, employees and agents (the "Authorised Persons" and each an "Authorised Person"), to disclose and transmit to the Applicable Persons, whether orally, in writing or by any other means, information and documents which relates to, or are connected with, the Borrower, its beneficial owner, any other member of the Group, its or their business, dealings or assets (the "Information"), from time to time and to the extent that the Authorised Person deems such disclosure or transmission to be necessary or desirable for or incidental to the carrying out of its duties, obligations, commitments and activities whether arising under contract or by operation of law and/or consolidated supervision and risk management policy, to the extent that the Information is covered by banking secrecy under any applicable law in general and Swiss banking secrecy rules in particular and/or:
(a)	necessary or desirable for the purposes of its internal cross-selling enabling the Borrowers and/or any other member of the Group to benefit from the Agent's or any other Authorised Person's business activities; and/or
(b)	necessary or desirable to insure a risk related to the Borrower and/or any other member of the Group; and/or

(c)	necessary or desirable to syndicate a risk related to the Borrower and/or any other member of the Group; and/or
(d)	necessary or desirable to securitise a risk related to the Borrower and/or any other member of the Group; and/or
(e)	necessary or desirable to open an account or to start a business relation with the Agent's or any other Authorised Person's parent company or any of its subsidiaries or branches.
In this Clause 30.5, "Applicable Person" means any or all of the following persons:
(i)	any authority or person against which, pursuant to any applicable law, administrative order or court ruling, banking secrecy may not be validly asserted by an Authorised Person;
(ii)	the Agent's or any other Authorised Person's parent company, any of its subsidiaries, branches or representative offices;
(iii)	any rating agency, auditor, insurance and reinsurance company, broker or professional adviser, to the extent such entity or person is bound by a statutory or contractual duty of confidentiality;
(iv)	any financial institution and institutional or other investor who is or might be involved in securitisation schemes, hedging agreements, participations, credit derivatives or any other risk transfer or sharing arrangements, including, inter alia, a bank and/or other financial institution's participation in, or syndication in respect of, the Loan;
(v)	any potential assignee or transferee or person who has entered into or is proposing to enter into contractual arrangements with the Authorised Person in relation to the Borrowers; and
(vi)	any external computer services provider, for the purpose of maintenance or repair of the Agent's or any other Authorised Person's computer systems and date provided that such external computer services provider is bound by the confidentiality policy of BNP Paribas.
30.6	Reference Banks
If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrowers) appoint another Lender or an affiliate of a Lender to replace that Reference Bank.
30.7	Role of Reference Banks
(a)	No Reference Bank is under any obligation to provide a quotation or any other information to the Agent but may do so at the Agent's request.
(b)	No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any quotation provided to the Agent.
(c)	No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any quotation provided to the Agent, and any officer, employee or agent of each Reference Bank may rely on this clause subject to clause 29.3 and the provisions of the Third Parties Act.

30.8	Third party Reference Banks
Any Reference Bank which is not a party to this Agreement may rely on clause 30.7and clause 5.16 subject to clause 29.3 and the provisions of the Third Parties Act.
31	LAW AND JURISDICTION
31.1	English law
This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.
31.2	Exclusive English jurisdiction
Subject to Clause 31.3, the courts of England shall have exclusive jurisdiction to settle any Dispute.
31.3	Choice of forum for the exclusive benefit of the Creditor Parties
Clause 31.2 is for the exclusive benefit of the Creditor Parties, each of which reserves the right:
(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and
(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.
Neither Borrower shall commence any proceedings in any country other than England in relation to a Dispute.
31.4	Process agent
Each Borrower irrevocably appoints Nicolaou & Co (for the attention of Antonis Nicolaou) at its registered office for the time being, presently at 25 Heath Drive, Potters Bar, Herts, EN6 1EN, England, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.
31.5	Creditor Party rights unaffected
Nothing in this Clause 31 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.
31.6	Meaning of "proceedings" and "Dispute"
In this Clause 31, "proceedings"means proceedings of any kind, including an application for a provisional or protective measure and a "Dispute"means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) or any non-contractual obligation arising out of or in connection with this Agreement.
THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

LENDERS AND COMMITMENTS

Lender	Lending Office	Commitment (US Dollars)

BNP PARIBAS	16 Boulevard des Italiens 75009 Paris France Fax: +33 (0) 1 42984355 e-mail: tgmo.shipping@bnpparibas.com	$55,000,000

SCHEDULE 2
DRAWDOWN NOTICE
To:                  BNP PARIBAS
16 Boulevard des Italiens
75009 Paris
France

Attention: [Loans Administration]
[•]

1	We refer to the loan agreement (the "Loan Agreement")dated [•] 2014 and made between ourselves, as Borrowers, the Lenders referred to therein, the Swap Bank and BNP Paribas as Agent and as Security Trustee in connection with a facility of up to US$55,000,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.
2	We request to borrow Advance [A] [B] as follows:
(a)	Amount: US$[•];
(b)	Drawdown Date: [•];
(c)	[Duration of the first Interest Period shall be [•] months;] and
(d)	Payment instructions : account in our name and numbered [•] with [•] of [•].
3	We represent and warrant that:
(a)	the representations and warranties in Clause 10 of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing; and
(b)	no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the Loan.
4	This notice cannot be revoked without the prior consent of the Majority Lenders.
5	[We authorise you to deduct the structuring fee referred to in Clause 20.1 from the amount of the Advance.]
[Name of Signatory]
Director
for and on behalf of
WENO SHIPPING COMPANY INC. and
PULAP SHIPPING COMPANY INC.

SCHEDULE 3
CONDITION PRECEDENT DOCUMENTS
PART A
The following are the documents referred to in Clause 9.1(a) required before service of the first Drawdown Notice.
1	A duly executed original of each Finance Document (and of each document required to be delivered by each Finance Document) other than those referred to in Part B and subject to clause 9.3 in respect to the Pledges.
2	Copies of the certificate of incorporation and constitutional documents of each Borrower, the Corporate Guarantor or any other Security Party.
3	Copies of resolutions of the shareholders and directors of each Borrower, of the directors or the executive committee of the directors of the Corporate Guarantor, or the shareholders and directors of any other Security Party authorising the execution of each of the Finance Documents to which that Borrower, the Corporate Guarantor or any other Security Party is a party and, in the case of a Borrower, authorising named officers to give the Drawdown Notices and other notices under this Agreement.
4	The original of any power of attorney under which any Finance Document is executed on behalf of a Borrower, the Corporate Guarantor or any other Security Party.
5	Copies of all consents which either of the Borrowers or any Security Party requires to enter into, or make any payment under, any Finance Document.
6	The originals of any mandates or other documents required in connection with the opening or operation of each Earnings Account (including but not limited to two certified forms of identification in respect of each signatory of each Earnings Account and of two directors of each Borrower and the Corporate Guarantor) and all other information required by the Creditor Parties or any of them in relation to their "know your customer" regulations including, but not limited to, all applicable laws of the European Union, Switzerland and United States of America in connection with each Borrower, the Corporate Guarantor and any other Security Party (whether in connection with the opening of the Earnings Account or otherwise).
7	Documentary evidence that the agent for service of process named in Clause 31 has accepted its appointment.
8	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of the Marshall Islands and such other relevant jurisdictions as the Agent may require.
9	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

PART B
The following are the documents referred to in Clause 9.1(b).
In this Part B of Schedule 4, "Relevant Ship" means the Ship which is to be part-financed by the Advance being drawn down on the relevant Drawdown Date and "Relevant Borrower" means the owner of the Relevant Ship.
1	A duly executed original of the Mortgage, of the General Assignment and any Charterparty Assignment relating to the Relevant Ship (and of each document to be delivered by each of them).
2	Documentary evidence that:
(a)	the Relevant Ship is definitively and permanently registered in the name of the Relevant Borrower under an Approved Flag;
(b)	the Relevant Ship is in the absolute and unencumbered ownership of the Relevant Borrower save as contemplated by the Finance Documents;
(c)	the Relevant Ship maintains the class [•] with [•] free of all overdue recommendations and conditions of such Classification Society;
(d)	the Mortgage relating to the Relevant Ship has been duly registered against the Relevant Ship as a valid first preferred or, as the case may be, priority ship mortgage in accordance with the laws of the relevant Approved Flag State; and
(e)	the Relevant Ship is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with, including agreed form letters of undertaking of the insurance brokers and club managers, certificates of entry and/or cover notes with respect to the Relevant Ship.
3	Documents establishing that the Relevant Ship will, as from the first Drawdown Date, be managed by the Approved Manager on terms acceptable to the Lenders, together with:
(a)	the Approved Manager's Undertakings in respect of the Relevant Ship;
(b)	copies of the Approved Manager's documents of compliance (DOC) and the safety management certificate (SMC) (as defined in the ISM Code) in respect of the Relevant Ship certified as true and in effect by the Relevant Borrower and the Approved Manager; and
(c)	a copy of the International Ship Security Certificate in respect of the Relevant Ship certified as true and in effect by the Relevant Borrower and the Approved Manager.
4	A valuation of the Relevant Ship (at the expense of the Borrowers) addressed to the Agent, stated to be for the purposes of this Agreement and prepared by an Approved Broker no earlier than 15 days prior to the Drawdown Date of the Advance financing the Relevant Ship and prepared in accordance with Clause 15 which shows the value of the Relevant Ship in an amount acceptable to the Agent.
5	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the law of the Approved Flag State, Switzerland and such other relevant jurisdictions as the Agent may require.
6	A favourable opinion from an independent insurance consultant acceptable to the Agent on such matters relating to the insurances for the Relevant Ship as the Agent may require (all fees and expenses incurred in relation to the appointment of the marine insurance broker for the purpose of issuing such opinion shall be for the account of the Borrower who hereby irrevocably authorises the Agent to make any such payments by debiting the Earnings Account).
7	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.
Each of the documents specified in paragraphs 2, 3, 5 and 10 of Part A and every other copy document delivered under this Schedule shall be certified as a true and up to date copy by a director, the secretary (or equivalent officer) or the legal advisors of a Borrower.

SCHEDULE 4
TRANSFER CERTIFICATE
The Transferor and the Transferee accept exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.
To:            BNP Paribas for itself and for and on behalf of each Borrower, each Security Party, the Security Trustee and each Lender, as defined in the Loan Agreement referred to below.
[•]
1	This Certificate relates to a Loan Agreement (the"Loan Agreement")dated [•] and made between (1) Weno Shipping Company Inc. and Pulap Shipping Company Inc. as joint and several borrowers (together, the "Borrowers"),(2) the banks and financial institutions named therein as Lenders, (3) BNP Paribas as Swap Bank, (4) BNP Paribas as Agent and (5) BNP Paribas as Security Trustee for a loan facility of up to US$55,000,000.
2	In this Certificate, terms defined in the Loan Agreement shall, unless the contrary intention appears, have the same meanings and:
"Relevant Parties"means each Borrower, each Security Party, each Lender, the Swap Bank, the Agent and the Security Trustee;
"Transferor" means [full name] of [lending office]; and
"Transferee"means [full name] of [lending office].
3	The effective date of this Certificate is [•] Provided that this Certificate shall not come into effect unless it is signed by the Agent on or before that date.
4	The Transferor assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Loan Agreement and every other Finance Document in relation to [0] per cent. of its Contribution, outstanding to the Transferor (or its predecessors in title) which is set out below:
Contribution                                                                                  Amount transferred

5	By virtue of this Transfer Certificate and Clause 26 of the Loan Agreement, the Transferor is discharged [entirely from its Commitment which amounts to $ [•]] [from [•] per cent. of its Commitment, which percentage represents $[•]] and the Transferee acquires a Commitment of $[•].]
6	The Transferee undertakes with the Transferor and each of the Relevant Parties that the Transferee will observe and perform all the obligations under the Finance Documents which Clause 26 of the Loan Agreement provides will become binding on it upon this Certificate taking effect.

7	The Agent, at the request of the Transferee (which request is hereby made) accepts, for the Agent itself and for and on behalf of every other Relevant Party, this Certificate as a Transfer Certificate taking effect in accordance with Clause 26 of the Loan Agreement.
8	The Transferor:
(a)	warrants to the Transferee and each Relevant Party that:
(i)	the Transferor has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which are in connection with this transaction; and
(ii)	this Certificate is valid and binding as regards the Transferor;
(b)	warrants to the Transferee that the Transferor is absolutely entitled, free of encumbrances; to all the rights and interests covered by the assignment in paragraph 4 above; and
(c)	undertakes with the Transferee that the Transferor will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee's title under this Certificate or for a similar purpose.
9	The Transferee:
(a)	confirms that it has received a copy of the Loan Agreement and each of the other Finance Documents;
(b)	agrees that it will have no rights of recourse on any ground against either the Transferor, the Agent, the Security Trustee or any Lender or the Swap Bank in the event that:
(i)	any of the Finance Documents prove to be invalid or ineffective;
(ii)	either of the Borrowers or any Security Party fails to observe or perform its obligations, or to discharge its liabilities, under any of the Finance Documents;
(iii)	it proves impossible to realise any asset covered by a Security Interest created by a Finance Document, or the proceeds of such assets are insufficient to discharge the liabilities of the Borrowers or Security Party under the Finance Documents;
(c)	agrees that it will have no rights of recourse on any ground against the Agent, the Security Trustee or any Lender or the Swap Bank in the event that this Certificate proves to be invalid or ineffective;
(d)	warrants to the Transferor and each Relevant Party that:
(i)	it has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which it needs to take or obtain in connection with this transaction; and
(ii)	this Certificate is valid and binding as regards the Transferee; and
(e)	confirms the accuracy of the administrative details set out below regarding the Transferee.
10	The Transferor and the Transferee each undertake with the Agent and the Security Trustee severally, on demand, fully to indemnify the Agent and/or the Security Trustee in respect of any claim, proceeding, liability or expense (including all legal expenses) which they or either of them may incur in connection with this Certificate or any matter arising out of it, except such as are shown to have been mainly and directly caused by the gross and culpable negligence or dishonesty of the Agent's or the Security Trustee's own officers or employees.

11	The Transferee shall repay to the Transferor on demand so much of any sum paid by the Transferor under paragraph 10 above as exceeds one-half of the amount demanded by the Agent or the Security Trustee in respect of a claim, proceeding, liability or expense which was not reasonably foreseeable at the date of this Certificate; but nothing in this paragraph shall affect the liability of each of the Transferor and the Transferee to the Agent or the Security Trustee for the full amount demanded by it.

[Name of Transferor]	[Name of Transferee]

By:	By:

Date:	Date:

Agent
Signed for itself and for and on behalf of itself
 as Agent and for every other Relevant Party
BNP PARIBAS

By:

Date:

Administrative Details of Transferee

Name of Transferee:

Lending Office:
Contact Person
(Loan Administration Department):

Telephone:

Fax:
Contact Person
(Credit Administration Department):
Telephone:
Fax:
Account for payments:

Note: This Transfer Certificate alone may not be sufficient to transfer a proportionate share of the Transferor's interest in the security constituted by the Finance Documents in the Transferor's or Transferee's jurisdiction. It is the responsibility of each Lender to ascertain whether any other documents are required for this purpose.

SCHEDULE 5

DESIGNATION NOTICE

To:                   BNP Paribas
16 Boulevard des Italiens
75009 Paris
France
as Agent

Attention: [•]
[date]
Dear Sirs

Loan Agreement dated [•] 2014 (the "Loan Agreement") and made between (i) ourselves as joint and several Borrowers, (ii) the Lenders, (iii) the Swap Bank, (iv) and yourselves as Agent and Security Trustee.

We refer to:

1	the Loan Agreement;

2	the Master Agreement dated as of [•] made between ourselves and the Swap Bank; and

3	a Confirmation delivered pursuant to the said Master Agreement dated [•] and addressed by the Swap Bank to us.

In accordance with the terms of the Loan Agreement, we hereby give you notice of the said Confirmation and hereby confirm that the Transaction evidenced by it will be designated as a "Designated Transaction" for the purposes of the Loan Agreement and the Finance Documents.

Yours faithfully

____________________________

for and on behalf of
WENO SHIPPING COMPANY INC.
PULAP SHIPPING COMPANY INC.

EXECUTION PAGE

BORROWERS

SIGNED by	)	/s/ Andreas Michalopoulos
)
for and on behalf of	)
WENO SHIPPING COMPANY INC.	)
in the presence of:	)

SIGNED by	)	/s/ Anastasios Margaronis
)
for and on behalf of	)
PULAP SHIPPING COMPANY INC.	)
in the presence of:	)

LENDERS

SIGNED by Kelina Koukou	)	/s/ Kelina Koukou
)
for and on behalf of	)
BNP PARIBAS	)
in the presence of: Marinos Papadopoulos	)	/s/ Marinos Papadopoulos

AGENT

SIGNED by Kelina Koukou	)	/s/ Kelina Koukou
)
for and on behalf of	)
BNP PARIBAS	)
in the presence of: Marinos Papadopoulos	)	/s/ Marinos Papadopoulos

SECURITY TRUSTEE

SIGNED by Kelina Koukou	)	/s/ Kelina Koukou
)
for and on behalf of	)
BNP PARIBAS	)
in the presence of: Marinos Papadopoulos	)	/s/ Marinos Papadopoulos

SWAP BANK

SIGNED by Kelina Koukou	)	/s/ Kelina Koukou
)
for and on behalf of	)
BNP PARIBAS	)
in the presence of: Marinos Papadopoulos	)	/s/ Marinos Papadopoulos